STOCK PURCHASE AGREEMENT
by and among
TRUCO HOLDCO Inc.,
TRUCO HOLDINGS LLC,
UTZ QUALITY FOODS, LLC
and
HERON HOLDING CORPORATION

November 11, 2020

Table of Contents
2

3

EXHIBITS
Exhibit A        IP APA
Exhibit B        Form of Management Services Termination Agreement
Exhibit C        Form of Non-Solicit Agreement
Exhibit D        Form of Escrow Agreement
Exhibit E        Form of FIRPTA Certificate
Exhibit F-1        Form of Seller Bring-Down Certificate
Exhibit F-2        Form of Company Bring-Down Certificate
Exhibit G        Form of Purchasers Bring-Down Certificate
Exhibit H        Applicable Accounting Principles
Exhibit I        Net Working Capital
Exhibit J        Form of Press Release

4

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 11, 2020, is made by and among Utz Quality Foods, LLC, a Delaware limited liability company ("Purchaser1"), Heron Holding Corporation, a Delaware corporation ("Purchaser2" and together with Purchaser1, "Purchasers" and individually, a "Purchaser"), Truco Holdco Inc., a Delaware corporation (the "Company"), Truco Holdings LLC, a Delaware limited liability company ("Seller"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article IX.
WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (collectively, the "Shares");
WHEREAS, as of the date hereof, there are outstanding options to acquire 2,188,391.45 shares of common stock of the Company (less any options to acquire shares of common stock of the Company that are cancelled, forfeited, terminated, repurchased or otherwise cease to be outstanding for any reason on or after the date hereof and prior to the Closing in accordance with their respective terms, the "Options"); and
WHEREAS, subject to the terms and conditions of this Agreement, at the Closing (a) Purchaser1 desires to purchase from OTB Acquisition LLC (“OTBA”) all of the Acquired Assets (as defined in the IP APA) pursuant to the IP APA, (b) Purchaser2 desires to purchase from Seller, and Seller desires to sell to Purchaser2, all of the Shares and (c) Purchasers, the Company and Seller desire to cause the Options that are outstanding at the Closing to be terminated in exchange for the consideration set forth in this Agreement to the extent vested.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Article I
PURCHASE AND SALE OF THE SHARES

1.01    Purchase and Sale of Shares; Termination of the Options.
(a)    Purchase and Sale of Shares. At the Closing, immediately after the consummation of the transactions contemplated by the IP APA, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Purchaser2, and Purchaser2 shall purchase and acquire from Seller, all of the Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws), for and in consideration of the Closing Date Share Consideration.
(b)    Estimated Purchase Price. The "Estimated Purchase Price" means (i) $480,000,000 (the "Base Value"), plus (ii) the amount, if any, by which Estimated Net Working Capital exceeds Target Working Capital, minus (iii) the amount, if any, by which Target Working Capital exceeds Estimated Net Working Capital, plus (iv) the Estimated Cash on Hand, minus (v) the Estimated Indebtedness, minus (vi) the Estimated Transaction Expenses, minus (vii) the IP Purchase Price.
(c)    Termination and Cash-Out of the Options. Prior to the Closing, the Company's board of directors shall take all actions necessary to terminate all Options effective immediately prior to the Closing in consideration for payment to the holders of such Options that are vested Options (the "Optionholders") of the applicable portion of the Option Consideration and for unvested Options, the termination of such Options without any payment. Promptly, and in any event within three business days after the Closing Date, Purchaser2 shall cause Truco Enterprises to pay to each Optionholder (through the payroll system of Truco Enterprises) an amount in cash equal to (i) the product of (A) the Per Share Estimated Purchase Price and (B) the number of shares of common stock of the Company then purchasable upon exercise of all vested Options owned by such Optionholder immediately prior to the Closing, less (ii) the aggregate dollar amount that would be received by the Company in respect of the exercise price upon the full exercise (and not any net exercise) by such Optionholder of all vested Options owned by such Optionholder outstanding immediately prior to the Closing (with respect to an Optionholder, such Optionholder's "Optionholder Payment Amount" and the aggregate of all Optionholder Payment Amounts, the "Option Consideration"), less all applicable withholding Taxes.
1.02    The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by conference call and electronic (i.e., email/".pdf") correspondence on the first business day following full satisfaction or valid waiver of all of the closing conditions set forth in Article II (other than those closing conditions set forth in Article II that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or on such other date as is mutually agreed to in writing by Purchaser1 and Seller; provided that in no event shall Purchasers be required to consummate the Closing prior to December 21, 2020. The date and time of the Closing are referred to herein as the "Closing Date."
1.03    The Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, at the Closing:
(a)    Seller shall deliver, or cause to be delivered, to Purchasers:
(i)    stock certificates evidencing all of the Shares, duly endorsed by Seller for transfer or accompanied by stock powers duly executed by Seller, transferring the Shares to Purchaser2, free and clear of all Liens (other than Liens arising under applicable securities Laws);
(ii)    a termination agreement, in the form attached hereto as Exhibit B (the "Management Services Termination Agreement"), terminating the Management Services Agreement, dated as of July 1, 2014, by and between Truco Enterprises and Insignia Capital Group, LP (f/k/a Insignia Capital Group, LLC) effective as of the Closing with no further Liability of any Company Entity, duly executed by all parties thereto;
(iii)    a non-solicitation of employees agreement, in the form attached hereto as Exhibit C (the "Non-Solicit Agreement"), dated as of the Closing Date and duly executed by Insignia Capital Group, LP (f/k/a Insignia Capital Group, LLC) and Seller;
(iv)    an escrow agreement, in the form attached hereto as Exhibit D (the "Escrow Agreement"), dated as of the Closing Date and duly executed by Seller and the Escrow Agent;
(v)    a certificate of Seller, in the form attached hereto as Exhibit E, dated as of the Closing Date, certifying that Seller is not a "foreign person" for purposes of Section 1445 of the Code;

(vi)    a certificate of the secretary of Seller certifying (x) that attached thereto are correct and complete copies of resolutions adopted by Seller's board of managers authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, and (y) the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements to which Seller is a party;
(vii)    a certificate, duly executed by an executive officer of Seller, in the form attached hereto as Exhibit F-1 and dated as of the Closing Date, stating that the Closing conditions set forth in Sections 2.01(a) (to the extent related to the representations and warranties in Article IV) and 2.01(b) (to the extent related to the covenants of Seller) have been satisfied; and
(viii)    an agreement terminating without further Liability, or otherwise releasing the Company Entities from all obligations and Liabilities under, the Contracts listed in items 2 and 3 on Schedule 3.18, in each case, in a form reasonably acceptable to Purchasers.
(b)    The Company shall deliver, or cause to be delivered, to Purchasers:
(i)    good standing certificates with respect to each Company Entity from the Secretary of State of the State of Delaware, in each case dated not more than 15 days prior to the Closing Date;
(ii)    a certificate of the secretary of the Company certifying (x) that attached thereto are correct and complete copies of resolutions adopted by the Company's board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and (y) the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements to which the Company is a party;
(iii)    executed pay-off letters from each lender with respect to each item of Estimated Indebtedness that is set forth on Schedule 1.03(b)(iii) (the "Payoff Letters"), with each Payoff Letter indicating that upon payment of the specified amount, (i) such Indebtedness shall be paid in full and, if applicable, any Liens associated therewith shall terminate automatically, subject only to the receipt of such payment amount pursuant to wire instructions contained in such Payoff Letter, and (ii) the applicable lender will, or the applicable Company Entity (or its Representatives) shall have all authorizations and power to, file any necessary Uniform Commercial Code termination statements and the applicable lender will execute all such other documents or endorsements necessary to release of record any such Liens, including those filed with the Patent and Trademark Office;
(iv)    written resignation letters, effective as of the Closing Date, from each director or officer of each Company Entity;
(v)    a certificate, duly executed by an executive officer of the Company, in the form attached hereto as Exhibit F-2 and dated as of the Closing Date, stating that the

Closing conditions set forth in Sections 2.01(a) (to the extent related to the representations and warranties in Article III), 2.01(b) (to the extent related to the covenants of the Company) and 2.01(c) have been satisfied; and
(vi)    an invoice issued by each Person listed on Schedule 1.03(b)(vi) to which Transaction Expenses are owed, which sets forth (A) the amount required to pay in full all Transaction Expenses owed to such Person and (B) the wire transfer instructions for the payment of such Transaction Expenses to such Person (collectively, the "Transaction Invoices").
(c)    Purchaser2 shall deliver, or cause to be delivered (and, if Purchaser2 fails to pay the amounts payable pursuant to items (i) through (v) below, Purchaser1 shall either loan to, or contribute to the capital of, Purchaser2 such amounts so that Purchaser2 can pay), the following:
(i)    to Seller, an amount (the "Closing Date Share Consideration") equal to (A) the Estimated Purchase Price, less (B) the Adjustment Escrow Amount, less (C) the Option Consideration, by wire transfer of immediately available funds to the account designated in the Pre-Closing Statement;
(ii)    to Truco Enterprises, the Option Consideration, by wire transfer of immediately available funds to the account designated in the Pre-Closing Statement;
(iii)    to the lenders set forth in each Payoff Letter, the amount set forth in or computed pursuant to such Payoff Letter required to pay in full, on behalf of the Company Entities, all amounts necessary to discharge fully and terminate the applicable Indebtedness, in each case, by wire transfer of immediately available funds to the account(s) set forth in the applicable Payoff Letter;
(iv)    to the Escrow Agent, the Adjustment Escrow Amount, by wire transfer of immediately available funds to the account designated by the Escrow Agent;
(v)    to each Person to whom Transaction Expenses are owed, the Transaction Expenses owed to such Person as set forth in the Transaction Invoices or the Pre-Closing Statement (as applicable), in each case by wire transfer of immediately available funds to the accounts designated in the Pre-Closing Statement;
(vi)    the Escrow Agreement, duly executed by Purchaser2; and
(vii)    to Seller, a certificate, duly executed by an executive officer of each Purchaser, in the form attached hereto as Exhibit G and dated as of the Closing Date, stating that the Closing conditions set forth in Sections 2.02(a) and 2.02(b) have been satisfied.
(d)    Purchaser1 shall deliver, or cause to be delivered, to OTBA, the IP Purchase Price, by wire transfer of immediately available funds to the account designated by OTBA pursuant to the IP APA.
1.04    Purchase Price Adjustments
.

(a)    By not later than the end of the fourth business day prior to the Closing Date, Seller shall deliver to Purchasers a statement (the "Pre-Closing Statement") setting forth the Fully Diluted Shares, the IP Purchase Price and Seller's good faith estimates of Net Working Capital ("Estimated Net Working Capital"), Cash on Hand ("Estimated Cash on Hand"), Indebtedness ("Estimated Indebtedness") and Transaction Expenses ("Estimated Transaction Expenses") and the resulting calculation of the Estimated Purchase Price, and a schedule (the “Option Consideration Schedule”) setting forth for each Optionholder the number of shares of common stock of the Company subject to vested Options held by such Optionholder immediately prior to the Closing and the dollar amount of such Optionholder's Optionholder Payment Amount and the Option Consideration. The Pre-Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement, including the definition of Net Working Capital, and, where applicable, the Applicable Accounting Principles. Seller shall give Purchasers and their accountants’ reasonable access to review the books, records and work papers (subject to the execution of customary work paper access letters if requested) of the Company Entities used in the preparation of the Pre-Closing Statement. Purchasers and their accountants may make inquiries of Seller and the Company Entities and their accountants regarding the Pre-Closing Statement and Seller and the Company shall, and shall cause the other Company Entities to, use their reasonable best efforts to cause their respective employees and accountants to reasonably cooperate with, and respond to, such inquiries. Seller shall consider in good faith any comments to the Pre-Closing Statement made by Purchasers in good faith in writing and delivered to Seller not later than the end of the second business day prior to the Closing Date. If Estimated Net Working Capital set forth in the Pre-Closing Statement is greater than $13,000,000, then the Estimated Purchase Price, the Optionholder Payment Amounts and the Option Consideration shall be calculated as if Estimated Net Working Capital was equal to $13,000,000.
(b)    Within 90 days after the Closing Date, Purchaser1 will deliver to Seller a statement setting forth Purchasers' good faith calculation of Net Working Capital, Cash on Hand, Indebtedness and Transaction Expenses and the resulting Final Purchase Price (the "Preliminary Closing Statement"). The Preliminary Closing Statement shall be prepared in accordance with the definitions set forth in this Agreement, including the definition of Net Working Capital, and, where applicable, the Applicable Accounting Principles. After delivery of the Preliminary Closing Statement, Purchasers shall give Seller and its accountants reasonable access to review the books, records and work papers (subject to the execution of customary work paper access letters if requested) of the Company Entities, Purchasers (solely to the extent used in the preparation of the Preliminary Closing Statement) and their accountants used in the preparation of the Preliminary Closing Statement. Seller and its accountants may make inquiries of the Company Entities, Purchasers (solely to the extent related to the preparation of the Preliminary Closing Statement) and their accountants regarding the Preliminary Closing Statement and Purchasers and the Company shall, and shall cause the other Company Entities to, use their reasonable best efforts to cause their respective employees and accountants to reasonably cooperate with, and respond to, such inquiries. If Seller has any objections to the Preliminary Closing Statement, Seller shall deliver to Purchaser1 a statement setting forth such objections, including setting forth in reasonable detail based on the information that has been made available to Seller by Purchasers pursuant to Seller’s request the particulars of each objection (including for each component of the calculations objected to, the amount of Seller's calculation of such component and reasons for the difference) (an "Objections Statement") within 45 days after Seller's receipt of the Preliminary Closing Statement. Any items contained in the Preliminary Closing Statement not objected to in the Objections Statement will be deemed to have been accepted by Seller. If an Objections Statement is not delivered to Purchaser1 within 45 days after Seller's receipt of the Preliminary Closing Statement, the Preliminary Closing Statement shall be final, binding and non-appealable by the parties hereto. If an Objections Statement is delivered to

Purchaser1 within 45 days after Seller's receipt of the Preliminary Closing Statement, Seller and Purchaser1 shall negotiate in good faith to resolve the objections set forth in the Objections Statement and if they do not reach a final resolution of all such objections within 30 days after Seller's delivery of the Objections Statement to Purchaser1, Seller and Purchaser1 shall submit any objections for which final resolution between Seller and Purchaser1 has not been reached in writing ("Disputed Items") to Grant Thornton or such other dispute resolution firm mutually acceptable to Seller and Purchaser1 (the "Dispute Resolution Firm"). The Dispute Resolution Firm's determination will be based solely on the definitions of Net Working Capital, Cash on Hand, Indebtedness and Transaction Expenses set forth in this Agreement, including, where applicable, the definition of Applicable Accounting Principles, and the written submissions of Seller and Purchaser1 (i.e., not on the basis of an independent review or investigation). Purchaser1 and Seller shall promptly provide their written submissions regarding the Disputed Items in writing to the Dispute Resolution Firm and to each other. The Dispute Resolution Firm shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the parties agree should not be later than 45 days following the date on which the disagreement is referred to the Dispute Resolution Firm), and to send copies of such written determination to Purchaser1 and Seller. No hearing shall be held and no discovery shall be permitted. No party shall engage, directly or indirectly, in ex parte communications with the Dispute Resolution Firm. The Dispute Resolution Firm shall not assign a value to any Disputed Item greater than the greatest value for such item submitted by either party to the Dispute Resolution Firm or less than the smallest value for such item submitted by either party to the Dispute Resolution Firm. The Dispute Resolution Firm may not award the parties in the aggregate more than the amount in dispute. The decision of the Dispute Resolution Firm with respect to all Disputed Items shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Firm shall be paid by Seller, on the one hand, and Purchasers, on the other hand, based upon the percentage which the portion of the Disputed Items not awarded to each party bears to the aggregate amount of Disputed Items. For example, if Seller submits an Objections Statement for $1,000, and if Purchaser1 disputes only $500 of the amount claimed by Seller which the parties cannot mutually resolve, and if the Dispute Resolution Firm ultimately resolves the Disputed Items by awarding Seller $300 of the $500 of Disputed Items, then the costs and expenses of the Dispute Resolution Firm will be paid 60% (i.e. 300/500) by Purchasers and 40% (i.e., 200/500) by Seller.
(c)    The "Final Purchase Price" means (i) the Base Value, plus (ii) the amount, if any, by which Net Working Capital as finally determined pursuant to Section 1.04(b) exceeds Target Working Capital, minus (iii) the amount, if any, by which Target Working Capital exceeds Net Working Capital as finally determined pursuant to Section 1.04(b), plus (iv) the Cash on Hand as finally determined pursuant to Section 1.04(b), minus (v) the Indebtedness as finally determined pursuant to Section 1.04(b), minus (vi) the Transaction Expenses as finally determined pursuant to Section 1.04(b), minus (vii) the IP Purchase Price.
(d)    If the Final Purchase Price is greater than the Estimated Purchase Price (the amount of such excess, the "Upward Amount"):
(i)    Purchaser2 shall promptly (but in any event within five business days after the determination of the Final Purchase Price) deliver or cause to be delivered to Seller the Upward Amount, by wire transfer of immediately available funds to the account designated by Seller; and
(ii)    Purchaser2 and Seller shall promptly (but in any event within five business days after the determination of the Final Purchase Price) instruct the Escrow

Agent to release the entirety of the Adjustment Escrow Amount to Seller, by wire transfer of immediately available funds to the account designated by Seller.
(e)    If the Final Purchase Price is less than the Estimated Purchase Price (the amount of such shortfall, the "Downward Amount") and the Downward Amount is less than or equal to the Adjustment Escrow Amount, Purchaser2 and Seller shall promptly (but in any event within five business days after the determination of the Final Purchase Price) instruct the Escrow Agent to pay (i) to Purchaser2, from the Adjustment Escrow Amount, the lesser of (x) the Downward Amount and (y) the Adjustment Escrow Amount and (ii) the balance of the Adjustment Escrow Amount, if any, to Seller, in each case by wire transfer of immediately available funds to the account designated by Purchaser2 or Seller, as applicable.
(f)    If the Final Purchase Price is less than the Estimated Purchase Price and the Downward Amount is greater than the Adjustment Escrow Amount, (x) Purchaser2 and Seller shall promptly (but in any event within five business days after the determination of the Final Purchase Price) instruct the Escrow Agent to pay to Purchaser2 the entire Adjustment Escrow Amount and (y) Seller shall pay promptly (but in any event within five business days after the determination of the Final Purchase Price) to Purchaser2 the amount by which the Downward Amount exceeds the Adjustment Escrow Amount, in each case by wire transfer of immediately available funds to the account designated by Purchaser2.
(g)    Until the earlier of the determination of the Final Purchase Price (i) that results in an Upward Amount or a Downward Amount that is less than or equal to the Adjustment Escrow Amount, or (ii) that results in a Downward Amount greater than the Adjustment Escrow Amount and Seller pays in full such amount to Purchaser2, Seller shall retain in liquid assets and not distribute to its equityholders at least $2,000,000. Such funds shall serve as a source for funding any payment obligation of Seller pursuant to Section 1.04(f).
1.05    Withholding Rights
. Purchasers or their designees and the Company Entities shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that if Purchasers determine that an amount payable pursuant to this Agreement is required to be deducted and withheld (except for payments to Optionholders), at least two business days prior to the date the applicable payment is scheduled to be made, Purchaser2 shall provide Seller with written notice of the intent to deduct and withhold, which shall include the amount to be deducted and withheld and any applicable provision of state, local or foreign Tax law pursuant to which such deduction and withholding is required and provide the recipient of such payment the opportunity during such two business day period for such recipient to provide forms or other evidence that would exempt such amounts from withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Article II

CONDITIONS TO CLOSING

2.01    Conditions to Purchasers' Obligations. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchasers in writing) of the following conditions as of the Closing:
(a)    disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, (i) the representations and warranties of the Company set forth in Article III and of Seller set forth Article IV (in each case, other than the Seller Fundamental Warranties) shall be correct and complete as of the Closing as if made at the Closing, except (x) to the extent that the failure of such representations and warranties to be so correct and complete has not resulted in a Material Adverse Effect or (y) for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall have been correct and complete as of such particular date, except to the extent that the failure of such representations and warranties to have been correct and complete as of such particular date has not resulted in a Material Adverse Effect) and (ii) the Seller Fundamental Warranties shall be correct and complete as of the Closing as if made at the Closing, except (x) for de minimis failures to be so correct and complete or (y) for those Seller Fundamental Warranties that address matters as of a particular date (in which case, such Seller Fundamental Warranties shall have been correct and complete as of such particular date, except for de minimis failures to be so correct and complete as of such date);
(b)    Seller and the Company shall have performed in all material respects the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;
(c)    no Material Adverse Effect shall have occurred since the date of this Agreement;
(d)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(e)    no judgment, decree or order of any Governmental Authority shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;
(f)    Purchasers shall have received, at or prior to Closing, the third party consents, waivers and approvals set forth on Schedule 2.01(f);
(g)    OTBA shall have executed and delivered to Purchaser1 the Co-Existence Agreement attached as an exhibit to the IP APA and the Omnibus Assignment Agreement attached as an exhibit to the IP APA and the transactions contemplated by the IP APA shall have been consummated concurrently with the Closing (provided that if (i) Purchaser1 is not ready, willing and able to perform its obligations under, and consummate the transactions contemplated by, the IP APA, and (ii) OTBA is ready, willing and able to perform its obligations under, and consummate the transactions contemplated by, the IP APA, in the case of clauses (i) and (ii), at the time the Closing is required to occur pursuant to Section 1.02, this condition shall be automatically deemed satisfied);
(h)    Truco Enterprises and OTBA shall have executed and delivered the Termination and Release of the Existing License Agreement, in the form attached as an exhibit to the IP APA, concurrently with the Closing (provided that if (i) Purchaser1 is not ready, willing and able to perform its obligations under, and consummate the transactions contemplated by, the IP APA, and

(ii) OTBA is ready, willing and able to perform its obligations under, and consummate the transactions contemplated by, the IP APA, in the case of clauses (i) and (ii), at the time the Closing is required to occur pursuant to Section 1.02, this condition shall be automatically deemed satisfied); and
(i)    Seller and the Company shall have delivered, or caused the delivery of, all the certificates, instruments, agreements and other documents required to be delivered to Purchasers pursuant to Section 1.03(a) and Section 1.03(b) of this Agreement.
2.02    Conditions to the Company's and Seller's Obligations. The obligations of the Company and Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing:
(a)    disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, (i) the representations and warranties of Purchasers set forth in Article V (other than the Purchaser Fundamental Warranties) shall be correct and complete as of the Closing as if made at the Closing, except (x) to the extent that the failure of such representations and warranties to be so correct and complete has not materially impaired, and would not reasonably be expected to materially impair, Purchasers' ability to perform under this Agreement or consummate the transactions contemplated by this Agreement or (y) for those representations and warranties that address matters as of a particular date (in which case such representations and warranties shall have been correct and complete as of such particular date, except to the extent the failure of such representations and warranties to have been correct and complete as of such particular date has not, and would not reasonably be expected to, materially impair Purchasers' ability to perform under this Agreement or consummate the transactions contemplated by this Agreement) and (ii) the Purchaser Fundamental Warranties shall be correct and complete as of the Closing as if made at the Closing, except (x) for de minimis failures to be so correct and complete or (y) for those Purchaser Fundamental Warranties that address matters as of a particular date (in which case, such Purchaser Fundamental Warranties shall have been correct and complete as of such particular date, except for de minimis failures to be so correct and complete as of such date);
(b)    Purchasers shall have performed in all material respects the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;
(c)    the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated;
(d)    no judgment, decree or order of any Governmental Authority shall have been entered that would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded; and
(e)    Purchasers shall have delivered, or caused the delivery of, all the payments, certificates, instruments, agreements and other documents required to be delivered to Seller pursuant to Section 1.03(c) and Section 1.03(d) of this Agreement.
Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Purchasers as follows, except as set forth on a specific subsection of the schedules accompanying this Agreement (each, a "Schedule" and collectively, the "Disclosure Schedules"), but subject to Section 10.08:
3.01    Organization and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby.
3.02    Subsidiaries.
(a)    Meridian Distribution is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Meridian Brands is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Truco Enterprises is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Truco GP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)    Schedule 3.02 lists each Subsidiary of any Company Entity, stating, with respect to each such Subsidiary, its jurisdiction of incorporation or organization, the type of entity and the owner(s) thereof. Except for another Company Entity, no Company Entity owns or holds, directly or indirectly, any ownership interests in, or the right to acquire any equity securities in, any other Person or any ownership interest, equity or interest convertible into, exercisable for, or exchangeable for, any such ownership interest, equity or interest.
(c)    Each Company Entity has all requisite corporate or limited partnership power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its businesses as now conducted, except where the failure to hold such authorizations, licenses and permits would not result in a material Liability to the Company Entities, taken as a whole. Each Company Entity is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its businesses as now conducted requires it to qualify, except where the failure to be so qualified would not result in a material Liability to the Company Entities, taken as a whole. Correct and complete copies of the Charter Documents of the Company Entities have been made available to Purchasers in the Data Room. Such Charter Documents are in full force and effect and no Company Entity is in violation of any provisions of its Charter Documents.
3.03    Authorization; No Breach; Valid and Binding Agreement.
(a)    The execution, delivery and performance by the Company of this Agreement and the Company Entities of the Ancillary Agreements to which any Company Entity is a party and the consummation by the Company Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited partnership action, as the case may be, of such Company Entity (including any action by the board of directors or owners of the Company Entities), and no other corporate or limited partnership proceedings on the part of the Company Entities are necessary to authorize the execution, delivery or performance by the Company of this Agreement and by the Company Entities of the Ancillary Agreements to which a Company Entity is a party.

(b)    Neither the execution, delivery and performance by the Company of this Agreement or by the Company Entities of any Ancillary Agreement to which any Company Entity is a party, nor the consummation by the Company Entities of the transactions contemplated hereby and thereby, nor compliance by the Company Entities with any of the terms or provisions of this Agreement or any Ancillary Agreement (i) conflicts with or violates the Charter Documents of any Company Entity, (ii) subject to compliance with the requirements of the HSR Act, violates any applicable Law, (iii) except as set forth on Schedule 3.03(b)(iii), requires any consent, waiver, notice, filing, registration or other action by, with, or to, any Person under, constitutes a default under, or gives rise to any right of termination, cancellation or acceleration of any right or obligation under, any Material Contract, or (iv) except as set forth on Schedule 3.03(b)(iv), results in the creation or imposition of any Lien on any asset of any Company Entity, except for any Permitted Liens.
(c)    This Agreement and the Ancillary Agreements to which any Company Entity is a party have been or will be at Closing duly executed and delivered by the applicable Company Entity, and assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of Purchasers, this Agreement and the Ancillary Agreements to which any Company Entity is a party constitute or when executed and delivered at Closing will constitute valid and binding obligations of such Company Entity, enforceable against such Company Entity in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
3.04    Capitalization.
(a)    Schedule 3.04(a) sets forth the authorized, issued and outstanding shares of capital stock of each Company Entity (other than the Company) and any other outstanding equity securities of each Company Entity (other than the Company), together with the record and beneficial owner of each of such equity securities. Schedule 3.04(a) sets forth the authorized, issued and outstanding shares of capital stock of the Company as of the date hereof and any other outstanding equity securities of the Company as of the date hereof, including the Shares and the Options, together with the record and beneficial owner of each of such equity securities. Seller owns, and at the Closing will own, 100% of the issued and outstanding shares of capital stock of the Company.
(b)    All of the equity securities of each of the Company Entities (including all of the Shares and , to the extent applicable, the Options) have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights or applicable securities Laws.
(c)    Except as set forth on Schedule 3.04(c) and except for the Options, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other rights or Contracts to which any Company Entity is a party or otherwise bound or subject (whether or not currently exercisable) (i) involving or relating to (A) the issue, transfer, exchange, sale or registration for sale of any shares of capital stock, partnership interests or other equity or ownership interests of any Company Entity or securities convertible into or exchangeable for such shares, partnership interests or other equity or ownership interests, (B) the grant, extension or entering into of any such subscription, option, warrant, call, convertible securities, exchangeable security or other right or Contract, (C) the redemption or other acquisition of any such shares of capital stock, partnership interests or other equity or ownership interests, (D) making any payment to any Person the value of which is derived from or calculated based on the value, or changes in the value, of capital stock, partnership interests or other equity or ownership interests of any Company Entity, or (E) the grant of any equity appreciation rights, participations, phantom equity or similar rights, or (ii) granting any preemptive or antidilutive or similar rights with respect to any security of any Company Entity. There are no voting trusts or other agreements or understandings to which any Company Entity is a party with respect to the voting or registration of the capital stock, partnership interests or other equity or ownership interests of any Company Entity or, except as set forth on Schedule 3.04(c), that restrict any Person from purchasing, selling, pledging or otherwise disposing of any capital stock, partnership interests or other equity or ownership interests of any Company Entity. The Optionholder Consideration Schedule when delivered as part of the Pre-Closing Statement will be correct and complete. The Optionholder Payment Amounts and the Option Consideration set forth in the Optionholder Consideration Schedule have been determined in accordance with the terms of each Option and the Truco Holdco Inc. 2014 Equity Incentive Plan (“EIP”). Effective as of the Closing, all Options will be cancelled and terminated in accordance with the terms of the Plan and the Contract pursuant to which each such Option was awarded or granted.
(d)    Except as set forth on Schedule 3.04(d), since the Lookback Date, no Company Entity has issued or repurchased any shares of its capital stock or partnership interests (other than in connection with the exercise, settlement, cancellation, termination, repurchase or vesting of Options in accordance with their respective terms) or any securities convertible into or exercisable for any shares of its capital stock or partnership interests.
(e)    The Options were granted under the EIP. Schedule 3.04(e)(i) sets forth, for each Option outstanding as of the date of this Agreement, (i) the number of shares of common stock of the Company subject thereto, (ii) the exercise price of such Option and (iii) the date on which such Option was granted. Correct and complete copies of the written agreements pursuant to which the outstanding Options were granted have been made available to Purchasers. Except as set forth on Schedule 3.04(e)(ii), there are no Contracts to which the Company is a party relating to or affecting the Options or obligating the Company to accelerate the vesting of any Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).
3.05    Financial Statements.
(a)    Attached to Schedule 3.05(a)(i) are (i) the audited consolidated balance sheet of Seller and the Company Entities as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of income and cash flows for the twelve-month period then ended (the "Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the Company Entities, as of September 30, 2020 (the "Latest Balance Sheet") and related unaudited consolidated statements of income and cash flows for the 9-month period then ended (the "Interim Financial Statements", and together with the Audited Financial Statements, the "Financial Statements"). Except as set forth on Schedule 3.05(a)(ii), the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, and present fairly, in all material respects, the financial condition of Seller and the Company Entities or the Company Entities, as applicable, as of the dates and for the periods referred to therein, subject in the case of the Interim Financial Statements to (i) the absence of footnote disclosures required by GAAP, and (ii) normal and customary year-end adjustments required by GAAP, which would not be material, individually or in the aggregate.

(b)    No Company Entity has any Liabilities, except (i) Liabilities set forth on the Latest Balance Sheet, (ii) Liabilities that were incurred after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by, any breach of Contract to which any Company Entity is a party, breach of warranty, commission of tort, infringement or violation of Law), (iii) Liabilities arising under the executory portion of any Contract to which any Company Entity is a party, and (iv) Liabilities specifically disclosed on Schedule 3.05(b). No Company Entity has any Liability for Indebtedness other than the Indebtedness finally determined pursuant to Section 1.04(b). No Company Entity has any Liability for Transaction Expenses other than the Transaction Expenses finally determined pursuant to Section 1.04(b).
(c)    The financial books and records of the Company Entities (i) are complete and correct in all material respects, and all material transactions to which any Company Entity is or has been a party are in all material respects accurately reflected therein, (ii) reflect all material discounts, returns and allowances granted by any Company Entity for the periods covered thereby, (iii) have been maintained in all material respects in accordance with customary business practices in the industry of the Company Entities, and (iv) form the basis of the Financial Statements.
(d)    The Company Entities maintain a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; and (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Company Entities ("Internal Controls"). Except as set forth on Schedule 3.05(d), since the Lookback Date, no Company Entity has identified in writing or received written notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company Entities, (y) any facts that constitute fraud that involves the Company Entities' management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company Entities, or (z) any claim or allegation regarding any of the foregoing. There are no material deficiencies or material weaknesses in the design or operation of the Internal Controls that would reasonably be expected to adversely affect, in a material manner, any Company Entity's ability to record, process, summarize and report financial information, and, since the Lookback Date, there are no facts that constitute fraud committed by management of any Company Entity or any other Person which fraud involves any Company Entity or its respective management, employees, assets or operations and which fraud would result in a Material Adverse Effect.
3.06    Absence of Certain Developments
. Since January 1, 2020, there has not been any Material Adverse Effect. Since January 1, 2020, except for those items marked with an asterisk (*) on Schedule 3.06, Seller and the Company Entities have conducted their business in the ordinary course of business consistent with past practice. Since January 1, 2020, except as set forth on Schedule 3.06, no Company Entity has:
(a)    incurred any Indebtedness for borrowed money (other than incremental indebtedness under revolving lines of credit in existence as of the date hereof);
(b)    mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its material assets or properties;

(c)    sold, assigned, transferred, conveyed, leased or otherwise disposed of any material tangible assets or properties, other than dispositions of inventory in the ordinary course of business consistent with past practice;
(d)    sold, assigned, transferred, conveyed, leased or otherwise disposed of any material Company-Owned Intellectual Property Rights, or otherwise entered into any Contract restricting or limiting in any material respect any Company Entity’s use, reproduction, display, distribution, or other exploitation of any Company-Owned Intellectual Property Rights;
(e)    issued, sold, transferred, split, combined or reclassified any of its equity securities, convertible or exchangeable securities or securities containing any equity features;
(f)    made any material capital investment in, or any material loan to, any Person (other than another Company Entity);
(g)    declared, set aside or paid any dividend or made any non-cash distribution with respect to its equity securities or redeemed, purchased, or otherwise acquired any of its equity securities, other than dividends or distributions made by a Company Entity to another Company Entity;
(h)    made any capital expenditures or commitments in excess of an aggregate of $250,000, or suffered any damages to or destruction of any tangible assets (whether or not covered by insurance), involving amounts that exceed $250,000 in the aggregate;
(i)    made any material change in its (i) accounting methods, principles or practices, or (ii) cash management practices (including with respect to accounts receivable or accounts payable);
(j)    waived, compromised, canceled, terminated, abandoned, allowed to lapse, assigned or granted any rights in, allowed to expire or released, or engaged in any action or omission that would be reasonably be expected to result in any waiver, compromise, cancellation, termination, abandonment, lapse, or expiration of, any right under any Material Contract or any material Company Intellectual Property Right, made any write-off or write-down of or made any determination to write-off or write-down any of its material assets or properties;
(k)    terminated, modified or amended any Material Contract, except such terminations, modifications or amendments entered into in the ordinary course of business consistent with past practice;
(l)    suffered (i) any material shortages or material interruptions of supplies or other services required to conduct the Business, or (ii) any loss of a Material Customer or Material Supplier;
(m)    commenced, settled or compromised any Legal Proceeding, settled any material dispute or Liability pending or threatened against it or its properties or assets, or failed to pay or discharge when due any material accounts payable or other Liabilities;
(n)    acquired any material assets or properties, other than in the ordinary course of business consistent with past practice, or any Person or line of business, whether through an acquisition of equity or assets, merger, consolidation or similar transaction;

(o)    amended or modified its Charter Documents;
(p)    adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(q)     (i) made any material change in the rate of compensation, commission, bonus or other remuneration payable to any employee earning annualized compensation in excess of $150,000, or (ii) except to the extent required to comply with applicable Laws or the terms of an Employee Benefit Plan or PEO Plan, entered into any new, or amended or terminated any existing, Employee Benefit Plan or PEO Plan;
(r)    made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, amended any Tax Return, entered into any closing agreement, settled any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or
(s)    agreed to or obligated itself to do any of the foregoing.
3.07    Title to Properties; Sufficiency; Personal Property.
(a)    Each Company Entity has good, valid and marketable title to, or a valid leasehold or license interest in, all of the property and assets of such Company Entity (including Company Intellectual Property Rights), free and clear of all Liens, except Permitted Liens.
(b)    The property and assets of the Company Entities constitute all of the material property and assets necessary and sufficient for the Company Entities to operate the Business after the Effective Time in the same manner as conducted by the Company Entities during the six month period prior to the Closing Date. No Company Entity engages in any business other than the Business.
(c)    All of the tangible properties and assets of each Company Entity are, in each case, in all material respects, (i) free from defects or other deficiency (whether in design or manufacture), (ii) usable in the regular and ordinary course of business consistent with past practice, (iii) in conformity with all applicable Laws and Permits relating to their manufacture, use and operation, (iv) in good operating condition and repair, ordinary wear and tear excepted and (v) structurally sound.
3.08    Tax Matters.
(a)    All Tax Returns required to be filed on or before the Closing Date (taking into account any extensions of time to file) by any Company Entity have been, or will be, timely filed (taking into account any extensions of time to file). Such Tax Returns are, or will be, correct and complete in all material respects. All material Taxes due and owing by any Company Entity (whether or not shown on any Tax Return) have been timely paid. No Company Entity is currently the beneficiary of any extension of time within which to file any Tax Return.
(b)    Each Company Entity has withheld and paid all material Taxes required to have been withheld and paid to the proper Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, complied with all information reporting and backup withholding provisions of applicable Law and, in circumstances where such Taxes have not become due and payable, properly accrued such Taxes on its Financial Statements in accordance with GAAP. Since July 1, 2014, each Company Entity has consistently treated any workers that it treats as independent contractors (and any similarly situated workers) as independent contractors for purposes of the Code and the Treasury Regulations.
(c)    Since July 1, 2014, no Company Entity has received any claim from any Taxing Authority in any jurisdiction where the Company Entity does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Company Entity. No Company Entity is the beneficiary of any extension of time within which to file any Tax Return that is currently in effect, other than routine extensions obtained in the ordinary course of business.
(e)    The amount of Liability of the Company Entities for unpaid Taxes (i) did not, as of December 31, 2019, materially exceed the amount of reserves for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) reflected on the Audited Financial Statements and (ii) will not materially exceed the reserve for Taxes (excluding reserves for deferred Taxes established to reflect differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Entities in preparing the Financial Statements.
(f)    Set forth on Schedule 3.08(f) is a list of those taxable years of the Company Entities for which examinations by Taxing Authorities are presently being conducted.
(g)    All deficiencies asserted, or assessments made, against any Company Entity by any Taxing Authority have been fully paid. No material deficiencies or assessments have been proposed or threatened against a Company Entity which have not been fully paid.
(h)    No Company Entity is a party to, or subject to, any Legal Proceeding with or by any Taxing Authority. No Company Entity has received notice of any pending or threatened Legal Proceedings by any Taxing Authority against any Company Entity.
(i)    The Company has made available to Purchaser2 correct and complete copies of (i) the federal income and other material Tax Returns relating to the Company Entities for taxable periods ending after December 31, 2016, (ii) any state, local or foreign income or other material Tax Returns of the Company Entities for taxable periods ending after December 31, 2016, and (iii) any audit report or statement of deficiencies prepared by a Taxing Authority and assessed against, agreed to by, or with respect to the Company Entities for all Tax periods ending after December 31, 2016.
(j)    There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Company Entity.
(k)    Since July 1, 2014, no private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to any Company Entity.
(l)    No Company Entity has, at any time since July 1, 2014, been a member of an affiliated, combined, consolidated or unitary group or similar group for Tax purposes (other than the

Seller Group). No Company Entity has any material Liability for Taxes of any Person (other than a member of the Seller Group) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Law), as a transferee or successor, by Contract, operation of Law, or otherwise (excluding any agreement entered into in the ordinary course of business for which Taxes is not the principal subject matter).
(m)     Truco Enterprises is treated as an association taxable as a corporation for federal, state, local and foreign income Tax purposes.
(n)    Except as set forth on Schedule 3.08(n), none of the Company Entities, Purchasers or any of their Affiliates will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable periods or portions thereof beginning after the Closing Date with respect to any Company Entity as a result of:
(i)    any change in a method of accounting or use of an improper method of accounting, for a taxable period ending on or prior to the Closing;
(ii)    an installment sale or open transaction occurring on or prior to the Closing;
(iii)    a prepaid amount received on or before the Closing;
(iv)    any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law;
(v)    intercompany transactions occurring prior to the Closing or any excess loss account in existence prior to the Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); or
(vi)    the completed contract method of accounting or the long-term contract method of accounting, or any comparable provision of state or local, domestic or foreign, Tax Law.
(o)    None of the Company Entities will be required to make any payment after the Closing as a result of an election under Section 965 of the Code made prior to the Closing.
(p)    Except as set forth on Schedule 3.08(p), no Company Entity has (i) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) pursuant to Section 2302 of the CARES Act or (ii) claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.
(q)    No Company Entity is, or has been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(r)    No Company Entity is or has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar arrangement for the sharing of Tax liabilities or benefits (excluding any agreement or arrangement entered into in the ordinary course of business for which the which Taxes is not the principal subject matter).
(s)    No property owned by any Company Entity is (i) required to be treated as being owned by another Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(t)    Schedule 3.08(t) contains a list of all jurisdictions in which any Company Entity currently files income or other material Tax Returns.
(u)    Seller is not a "foreign person" as that term is used in Treasury Regulation Section 1.1445-2.
(v)    Except for ownership in Truco Enterprises, no Company Entity is a party to any joint venture, partnership or other Contract which could be treated as a partnership for federal income Tax purposes.
(w)    There are no outstanding (i) powers of attorney affirmatively granted by any Company Entity concerning any Tax matter, or (ii) Contracts entered into with any Taxing Authority that would have a continuing effect after the Closing Date.
(x)    Each Company Entity is in compliance in all material respects with all terms and conditions of all Tax grants, credits, abatements and other similar incentives granted or made available by any Taxing Authority for the benefit of such Company Entity and, except in accordance with applicable Law, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements do not adversely affect any Company Entity’s ability to benefit from any such Tax grant, credit, abatement or other similar incentive in any taxable period ending after the Closing Date.
(y)    Except as would not reasonably be expected to result in a material Liability to any Company Entity, each Company Entity has timely and properly collected all sales, use, value-added and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Governmental Authority. Each Company Entity has in all material respects timely and properly requested, received and retained all necessary exemption certificates, including resale certificates, and other documentation supporting any claimed exemption or waiver of Taxes on sales or similar transactions as to which it would otherwise have been obligated to collect or withhold Taxes.
(z)    Except as set forth on Schedule 3.08(z), no Company Entity has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 455 or 456 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective).
(aa)    No Company Entity has a permanent establishment (within the meaning of the applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized. No Company Entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8.

(bb)    Within the past three years, no Company Entity has been a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(i)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law).
(cc)    Each of the Company Entities is in compliance in all material respects with all state unclaimed property Laws and has turned over to the appropriate states all unclaimed property in accordance in all material respects with relevant state unclaimed property Laws and the priority rules established with respect thereto.
(dd)    Since July 1, 2014, no Company Entity has had an ownership interest in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code).
(ee)    No Company Entity owns a debt instrument that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or "market discount" as defined in Section 1278 of the Code.
(ff)    None of the Company Entities has any Liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions.
For purposes of this Section 3.08, each Company Entity shall be deemed to include any predecessor of such Company Entity or any Person which merged or was liquidated with and into such Company Entity.
3.09    Real Property.
(a)    No Company Entity owns any real property. Schedule 3.09(a) contains a correct and complete list of all real property leased (whether as landlord or tenant) or occupied by any Company Entity and the lessor and lessee of such property (the "Leased Real Property"). The applicable Company Entity has a valid leasehold interest in the Leased Real Property.
(b)    Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, expropriated or otherwise taken by any Governmental Authority and no such condemnation, requisition, expropriation or taking is threatened or contemplated. There are no pending or threatened changes to any applicable codes or zoning requirements affecting or against all or any portion of the Leased Real Property. There are no (i) public improvements which have been ordered, commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property. There is no Lien applicable to the Leased Real Property that would reasonably be expected to impair in any material respect the current use or occupancy of such Leased Real Property by any Company Entity. All buildings, structures, fixtures and appurtenances comprising part of the Leased Real Property were constructed or installed in compliance in all material respects with all Laws, are structurally sound, are in good condition and repair (normal wear and tear excepted), and do not encroach on any property owned by any other Person. There are no material violations of any Law affecting any portion of the Leased Real Property, including violations of any Laws regulating building, zoning, fire, safety, environmental, traffic, flood control or health, and no written notice of any such violation has been issued by any Governmental Authority and received by any Company Entity.

(c)    To Seller's Knowledge, all improvements to the Leased Real Property (including mechanical, electrical and plumbing systems serving such improvements) are in good condition and repair (normal wear and tear excepted) and such improvements are free from structural defects. Except as set forth on Schedule 3.09(c), no Company Entity has any continuing maintenance, repair or capital improvement obligations with respect to the Leased Real Property. There are no improvements or additions that are required to be removed by the lessee upon termination of any lease or sublease relating to the Leased Real Property and there are no damages, conditions or repairs that the lessee would be obligated to repair, restore or remediate upon termination of such lease or sublease. The Leased Real Property is supplied with utilities and other services adequate for the operation of such Leased Real Property, including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities. The Company Entities have obtained all agreements or other rights from any other Person necessary to permit the lawful use and operation of the facilities located on the Leased Real Property or any driveways, roads and other means of egress and ingress to and from the Leased Real Property, and each such agreement or other right is in full force and effect. There is no pending or, to Seller's Knowledge, threatened Legal Proceeding which could result in the modification or cancellation of such agreements or rights.
(d)    There are no outstanding options, rights of first offer or rights of first refusal held by any Company Entity to purchase the Leased Real Property or any portion thereof or interest therein. The Leased Real Property is not shared by any Company Entity, on the one hand, and any other Person, on the other hand, or used for any business other than the Company Entities’ business. The applicable Company Entity has the right to quiet enjoyment of the Leased Real Property. Since the Lookback Date, there has been no disturbance of, or challenge to, any Company Entity's quiet possession of any Leased Real Property.
(e)    There is no pending or, to Seller’s Knowledge, threatened Legal Proceeding against or affecting the Leased Real Property.
(f)    (i) No portion of the Leased Real Property is located within a flood hazard area and (ii) no portion of the Leased Real Property constitutes wetlands.
(g)    No impact fees have been imposed, assessed or levied against the Leased Real Property and, to Seller's Knowledge, no impact fees are contemplated by any Governmental Authorities to be imposed, assessed or levied against the Leased Real Property. Any impact fees imposed, assessed or levied upon the Leased Real Property have been paid in full.
3.10    Material Contracts.
(a)    Schedule 3.10(a) sets forth a correct and complete list of the following types of Contracts to which any Company Entity is a party or under which any Company Entity has material continuing Liabilities (collectively, and together with the leases related to the Leased Real Property listed on Schedule 3.09(a), the "Material Contracts"):
(i)    collective bargaining agreement or any other Contract with a labor union or association representing any Business Employee;
(ii)    bonus, pension, profit sharing, retirement or other form of deferred compensation plan;
(iii)    equity purchase, option or equity-based plan;

(iv)    other than with respect to the Options, any employment, change of control, severance, consulting or restrictive covenant Contract with any current or former (A) officer, director or manager of any Company Entity, (B) any Business Employee (other than employment Contracts terminable at will without any further obligation of the Company Entities), or (C) individual independent contractor;
(v)    Contract as obligor or guarantor relating to Indebtedness;
(vi)    guaranty of any obligation for borrowed money;
(vii)    any Contract under which it is lessee of, or holds or operates, any personal property owned by any other party, in each case, for which the annual rental exceeds $150,000, or
(viii)    any Licenses-In and Licenses-Out;
(ix)    (A) distribution, sales representative, marketing or similar agreement relating to the distribution, marketing or advertising of any of the Products, and (B) any Contract between any Company Entity, on the one hand, and any manufacturers' agents, brokers or selling agents, on the other hand, pursuant to which any Company Entity makes commission payments, including the Broker Agreements;
(x)    any Contract that obligates any Company Entity or any of their Affiliates to conduct business on an exclusive or preferential basis or that contains a "most favored nation" or similar covenant with any Person;
(xi)    any partnership or joint venture Contract;
(xii)    any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which any Company Entity has continuing obligations following the date hereof;
(xiii)    any Contract that limits, impedes, interferes with or restricts the ability of any Company Entity or any of their Affiliates to (A) compete with any Person in a product line or line of business, (B) operate in any geographic location, (C) engage in any line of business, or (D) solicit for employment, hire or employ any Person;
(xiv)    any Contract that contains an exclusivity, requirements, "take or pay" or similar provision binding on any Company Entity;
(xv)    any Contract with a Governmental Authority, other than customer Contracts or purchase or sale orders entered into in the ordinary course of business;
(xvi)    any Contracts between or among any Company Entity on the one hand and Seller or any Affiliate of Seller (other than any Company Entity) on the other hand;
(xvii)    any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of any Company Entity;

(xviii)    any co-manufacturing Contract or supply Contract with a co-manufacturer;
(xix)    any Contract with a Material Customer, other than purchase orders entered into in the ordinary course of business;
(xx)    any Contract with a Material Supplier;
(xxi)    any professional employer organization Contract;
(xxii)    other than Contracts with Material Customers and Material Suppliers, any Contract for the purchase for the purchase of services or products providing for either (A) payments by the Company Entities of $1,000,000 or more in any calendar year; or (B) anticipated receipts by the Company Entities of $1,000,000 or more in any calendar year; and
(xxiii)    any Contract restricting in any material respect any Company Entity's use or ownership of any Company Intellectual Property Rights, any Contract resolving any dispute concerning Intellectual Property Rights, and any Contract adversely affecting any Company Entity's exclusive ownership of any Company-Owned Intellectual Property Rights, including coexistence agreements, consent agreements, settlement agreements, joint development agreements, covenants not to sue, co-branding agreements, co-marketing agreements, and assignments, other than Licenses-In and Licenses-Out.
(b)    The Company has made available to Purchasers a correct and complete copy of each Material Contract. Each Material Contract and other material Contract to which any Company Entity is a party is in full force and effect and is a legal, valid and binding obligation of the applicable Company Entity, enforceable in accordance with its respective terms against the applicable Company Entity and, to Seller's Knowledge, each other party to such Material Contract or other material Contact, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. There is no existing material default or material breach by any Company Entity under any Material Contract or other material Contract to which any Company Entity is a party (or, to Seller's Knowledge, event or condition that, with or without notice or lapse of time or both, could constitute such a material default or material breach) and, to Seller's Knowledge, there is no such default or breach (or event or condition that, with or without notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any Material Contract or other material Contract to which any Company Entity is a party. To Seller's Knowledge, there has not been any notice or threat to terminate any Material Contract or any other material Contract to which any Company Entity is a party. To Seller's Knowledge, no event has occurred which (with or without notice or lapse of time or both) permits any termination, modification or acceleration of payment, or requires any payment, under any Material Contract or any other material Contract to which any Company Entity is a party.
(c)    Schedule 3.10(c) sets forth a correct and complete list of each loan, application for assistance or stimulus payment that any Company Entity has received or for which any Company Entity has applied pursuant to the Paycheck Protection Program loan, Economic Stabilization Fund loan or other United States Small Business Administration loan relating to COVID-19 (collectively, the "COVID-19 Assistance"). All certifications, representations and indications made by or on behalf of such Company Entity to any Person, including any Governmental Authority, in connection with the COVID-19 Assistance were correct and complete in all respects when made and were prepared in compliance in all material respects with all applicable Laws.
3.11    Intellectual Property.
(a)    Schedule 3.11(a) contains a correct and complete list including, where applicable, the filing, registration, or issuance date, application number, registration or issuance number, owner, and jurisdiction, of all (i) registrations or issuances of any Company-Owned Intellectual Property Rights, (ii) pending applications for registration of any Company-Owned Intellectual Property Rights, (iii) Contracts under which any Company Entity has granted or licensed to any third party any Intellectual Property Rights and/or Company Intellectual Property Rights, and which grant or license is in force and effect, other than non-exclusive licenses granted by a Company Entity in any Company-Owned Intellectual Property Rights in the ordinary course of business or Broker Agreements (collectively, the “Licenses-Out”), (iv) Contracts under which any third party has granted or licensed to any Company Entity any Intellectual Property Rights and/or Company Intellectual Property Rights, and which grant or license is in force and effect, other than licenses for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $150,000 or less (collectively, the “Licenses-In”), (v) material proprietary Software, (vi) material trade secrets (but only a high-level non-confidential description thereof), (vii) material unregistered Marks, and (viii) Domain Names, in the case of each of clauses (i), (ii) and (v) – (viii), owned or purported to be owned by (or, with respect to Domain Names, registered in the name of) any Company Entity. The Company-Owned Intellectual Property Rights (other than (A) applications listed in Schedule 3.11(a)(ii) and (B) the Registered Company Intellectual Property listed in Schedule 3.11(a)(ix) that the Company Entities do not intend to pursue or maintain (this clause (B), “Non-Active IP”)) are valid, subsisting and enforceable. None of the Company-Owned Intellectual Property Rights (other than Non-Active IP), nor to Seller's Knowledge any other material Company Intellectual Property Rights, have expired or been cancelled, abandoned, or otherwise terminated and no act or omission has occurred or is occurring that would reasonably be expected to result in or cause the abandonment, cancellation, loss, lapse, or expiration of any such Company-Owned Intellectual Property Rights or, to Seller's Knowledge, the other material Company Intellectual Property Rights. All required filings and fees related to the Registered Company Intellectual Property (other than the Non-Active IP) have been timely submitted and paid to the appropriate Governmental Authorities. All Registered Company Intellectual Property (other than the Non-Active IP) has been duly filed, registered or issued, as the case may be, with the appropriate Governmental Authorities and have been properly maintained and renewed in accordance with all applicable Laws in all material respects.
(b)    No Company-Owned Intellectual Property Right nor, to Seller's Knowledge, any other Company Intellectual Property Right, is subject to any outstanding order of any Governmental Authority, and, except as set forth on Schedule 3.11(b), no Company-Owned Intellectual Property Right is subject to any Contract restricting the use thereof by any Company Entity or restricting the licensing thereof by any Company Entity to any Person, in each case, in any material respect.
(c)    Except as set forth on Schedule 3.11(c), the Company Entities own, exclusively and beneficially, free and clear of all Liens (other than Permitted Liens), all rights, title, and interests in and to the Company-Owned Intellectual Property Rights, and have the valid right to use, free and clear of all Liens (other than Permitted Liens), all of the other Company Intellectual

Property Rights, and no Company-Owned Intellectual Property Rights are in the control of any Person other than the Company Entities. The Company Intellectual Property Rights comprise all of the Intellectual Property Rights necessary for the operation of the Company Entities' business (including the manufacture, advertising, marketing, promotion, offering for sale, sale, and distribution of Products) in the manner operated in the prior 12 months. Except as set forth on Schedule 3.11(c), no Company-Owned Intellectual Property Right is subject to any action, Contract, or outstanding order or settlement agreement or stipulation that restricts in any material manner the use, provision, transfer, assignment or licensing thereof by any Company Entity (or, after the consummation of the transactions, Purchasers) or materially affects the validity, use or enforceability of such Company-Owned Intellectual Property Right.
(d)    The operation of the Company Entities' business, as currently conducted by the Company Entities and as conducted since the Lookback Date, and the Company Intellectual Property Rights as used by the Company Entities since the Lookback Date have not, infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate, or otherwise violate, the Intellectual Property Rights or other rights of any Person or give rise to an obligation to render an accounting to any Person as a result of co-authorship or co-invention.
(e)    Since the Lookback Date, (i) neither Seller nor any Company Entity has received any written notice (including by demand letter or offer to license) alleging that the operation of the Company Entities' business infringes, and/or its use of any Intellectual Property Rights misappropriates or otherwise violates, the Intellectual Property Rights or any other right of any Person and (ii) except as set forth on Schedule 3.11(e)(ii), to Seller's Knowledge, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property Right. There is no reasonable basis for any Legal Proceeding asserting any such infringement or asserting that any Company Entity does not have the legal right to use any of the Company Intellectual Property Rights or that any Company Entity unfairly competes with any Person.
(f)    All material Software used in connection with Company Entities' business or otherwise residing on the computer systems of the Company Entities is properly licensed, and no Company Entity has made any unlicensed copies of such Software except those permitted for archival and back-up purposes as permitted by applicable Law. No Company Entity nor, to Seller's Knowledge, any other party, is, in any material respect, in breach of or in default under any license or other Contract relating to such Software, and each such license and other Contract is valid and in full force and effect. The Company Entities own all licenses necessary to use the Software used in the operation of their business and the Company Entities are in material compliance with all such licenses and are not violating the rights of the owner of such Software in any material respect. Except as would not result in material Liability to the Company Entities, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such license or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.
(g)    The applicable Company Entity has the right to use, sell, license, dispose of, sublicense, and freely assign, and has the right to bring actions for the infringement or misappropriation of, any of the Company-Owned Intellectual Property Rights. Except as set forth on Schedule 3.11(g), no Company Entity is under any obligation (i) to pay any royalty, license fee, or other similar consideration to any Person other than license fees or other similar consideration for commercially available Software that are generally available on nondiscriminatory pricing terms which have an aggregate annual cost of $150,000 or less, or (ii) to obtain any approval or consent for use of any of the Intellectual Property Rights used in or necessary for the conduct of their business.
(h)    Except as would not result in a material Liability to the Company Entities, any Software created or developed by any Company Entity or on its behalf, including any Software comprising the Company-Owned Intellectual Property Rights, is and, to Seller's Knowledge, all other Software comprising the Company Intellectual Property Rights is, free and clear of any defects, malware, viruses, or other malicious code. The Software comprising the Company-Owned Intellectual Property Rights is free from any open source software code and the use, sale, distribution, or licensing of any such Software is not governed, in whole or in part, by the terms of any open source software license including the GNU General Public License, in each case, that is incorporated in a manner that requires (as a license condition or otherwise) any Company Entity to disclose, assign, or license any source code or any other Company-Owned Intellectual Property Rights.
(i)    Each current and former employee of any Company Entity and any current or former independent contractor or other Person retained by any Company Entity who, either alone or in concert with others, created or creates, developed or develops, invented or invents, discovered or discovers, derived or derives, programmed or programs, or designed or designs any of the material Company-Owned Intellectual Property Rights, has entered into a written agreement with the applicable Company Entity (i) presently assigning all rights in such Intellectual Property Rights to such Company Entity (or such Company-Owned Intellectual Property Rights has vested in such Company Entity by operation of Law), and (ii) to the extent applicable to such Company-Owned Intellectual Property Rights, providing that such employee, independent contractor, or other Person waives any moral rights thereto. Except as set forth on Schedule 3.11(i), each current and former employee of any Company Entity and any current or former independent contractor or other Person retained by any Company Entity who has had access to or was provided with any material confidential information or trade secrets of any Company Entity or any confidential information for which any Company Entity owed or owes a duty of confidentiality to a third Person, has entered into a written agreement with the applicable Company Entity containing reasonable confidentiality obligations to protect such confidential information or trade secrets and that are compliant in all material respects with any obligations of confidentiality owed by such Company Entity to any applicable third Person. No former owner, Affiliate, employee, or independent contractor of the Company, or other Person, has any valid claim or right to any of the rights in the material Company-Owned Intellectual Property Rights. Each Company Entity has used and uses its reasonable efforts to diligently protect its rights in the material Company-Owned Intellectual Property Rights, including the confidential nature of all trade secrets (including any trade secrets of third parties to whom such Company Entity owed or owes a duty of confidentiality), and there have been no acts or omissions by any Company Entity, the result of which would be to compromise the rights of any Company Entity in any material respect (or Purchasers after the Closing Date) to apply for or enforce appropriate legal protection afforded by such Company-Owned Intellectual Property Rights in the manner in which the Company Entities' business is currently operated or that would result in the abandonment, dedication to the public domain, or loss of any rights in or to any such Company-Owned Intellectual Property Rights. The Company Entities have not and have not been in violation of any confidentiality obligation owed to any other Person in any material respect.
(j)    The Company Entities own or have exclusive control over all Domain Names comprising the Company-Owned Intellectual Property Rights (including all login or access credentials for any social media accounts and Domain Name registrations) and no single employee, contractor or other Person owns, maintains, or controls such login or access credentials.

(k)    Except as would not result in a material Liability to the Company Entities, the Company Entities have all consents, authorizations, permissions, and/or waivers necessary to use any names, images, likenesses, quotes, or other personal indicia of any Person as so used by the Company Entities, and such consents, authorizations, permissions shall survive the Closing.
3.12    Litigation. Except as set forth on Schedule 3.12, no Company Entity is (and has not been since the Lookback Date) a claimant or defendant in, or otherwise a party to, any Legal Proceeding or, to Seller's Knowledge, any Legal Proceeding threatened against any Company Entity or otherwise affecting or involving the business or the assets of any Company Entity. There is, to Seller's Knowledge, no investigation or review pending or threatened by any Governmental Authority with respect to any Company Entity or their business. There are no orders of any Governmental Authority in force against any Company Entity or under which any Company Entity is subject to ongoing obligations.
3.13    Employee Benefit Plans.
(a)    Set forth on Schedule 3.13(a) is a correct and complete list of each material Employee Benefit Plan and each PEO Plan in which any Business Employee participates. For each Employee Benefit Plan that is listed on Schedule 3.13(a), the Company has made available to Purchasers: (i) the current plan document (or, in the case of a material unwritten Employee Benefit Plan, a written description thereof) and all amendments thereto, (ii) the current summary plan description and summaries of material modifications, (iii) to the extent applicable, a favorable determination, advisory, or opinion letter from the IRS, (iv) all trust agreements, custodial agreements, investment management or investment advisory agreements, insurance contracts or other funding arrangements thereto, (v) evidence of satisfaction of nondiscrimination testing for the past three years, (vi) all applications or filings made by or on behalf of any Employee Benefit Plan for any amnesty, voluntary compliance or similar program sponsored by any Governmental Authority and (vii) copies of material notices, letters, or other correspondence from the IRS, the Pension Benefit Guaranty Corporation, and the United States Department of Labor for the past three years. With respect to the PEO Plans, the Company has made available to Purchasers a summary of the PEO Plans provided by the professional employer organization to the Company Entities and, with respect to each PEO Plan that is intended to be qualified under Section 401(a) of the Code, the Company has made available to Purchasers the current adoption agreement (including all amendments thereto), the current summary plan description and summaries of material modifications, if any, the current favorable opinion letter from the IRS and the latest nondiscrimination testing.
(b)    No Company Entity maintains, sponsors, or contributes to (or has or reasonably could be expected to have any material Liability with respect to or on account of any member of the Controlled Group) a "defined benefit plan" as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan. The transactions contemplated by this Agreement are not a transaction described in Section 4069 or 4212(c) of ERISA.
(c)    Each Employee Benefit Plan and, to Seller's Knowledge, each PEO Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter from the IRS or has timely applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired, and, to Seller's Knowledge, no event has occurred and no conditions exist that would be expected to result in the revocation of its qualified status or the revocation any such determination letter, advisory letter, or opinion letter.

(d)    Each Employee Benefit Plan and, to Seller's Knowledge, each PEO Plan has been established, maintained, operated, and administered in material compliance with its terms and in material compliance with all applicable Laws, including ERISA, the Code, the Consolidated Omnibus Budget and Reconciliation Act of 1985 and the Health Insurance Portability and Accountability Act of 1996. The Company Entities have in all material respects made full and timely payment of all contributions required to be made to any Employee Benefit Plan or PEO Plan by the terms of such plan or under applicable Law. There have been no prohibited transactions or breaches of any of the duties imposed on "fiduciaries" (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans or, to Seller's Knowledge, the PEO Plans, in each case, that would result in any material Liability or material excise Tax under ERISA or the Code being imposed on any Company Entity.
(e)    With respect to any Employee Benefit Plan and, to Seller's Knowledge, with respect to any PEO Plan, there is no pending or, to Seller's Knowledge, threatened, assessment, complaint or Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits). No Employee Benefit Plan, nor to Seller's Knowledge, any PEO Plan is currently the subject of an audit or examination of a Governmental Authority.
(f)    None of the Employee Benefit Plans or PEO Plans in which Business Employees or former employees of any Company Entity participate provide retiree health or welfare insurance benefits to any current or former employee (or their spouses or dependents) of any Company Entity except as may be required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable Law.
(g)    No Company Entity has been subjected or would reasonably be expected to be subjected to any material penalty under Section 502 of ERISA or to a material Tax or penalty under Section 4975 of the Code, in each case with respect to any Employee Benefit Plan or, to Seller's Knowledge, any PEO Plan. No Company Entity has been subjected or would reasonably be expected to be subjected to any material Tax or penalty under Section 4980H of the Code.
(h)    Each Employee Benefit Plan that is subject to Section 409A of the Code (including each Option) has been administered in compliance in all material respects with its terms and the operational and documentary requirements of Section 409A of the Code.
(i)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement (either alone or in combination with another event) by any Business Employee or officer, director or manager of any Company Entity who is a "disqualified individual" (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement or other compensation arrangement of any Company Entity or Employee Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), without regard to whether such compensation is considered to be reasonable compensation for services rendered and without regard to any arrangement entered into by Purchasers or any of their respective Affiliates with a "disqualified individual" in connection with the transactions contemplated by this Agreement.
(j)    No Company Entity is under any obligation (express or implied) to modify any Employee Benefit Plan, or to establish any new Employee Benefit Plan.

(k)    Except as set forth on Schedule 3.13(k), none of the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby shall, either alone or in combination with another event or events: (i) entitle any Business Employee or service provider of any Company Entity to severance pay, unemployment compensation, a change of control payment, retention payment, or any other payment or benefit from any Company Entity, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits (including funding of compensation or benefits through a trust or otherwise) due any Business Employee or service provider of any Company Entity. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby would result, individually or in the aggregate, in the payment of any "excess parachute payment" for the purposes of Section 280G or Section 4999 of the Code by any Company Entity. No Company Entity has any obligation to gross-up or reimburse any individual for any Tax or Tax-related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
3.14    Food Safety; Recalls.
(a)    Except as set forth on Schedule 3.14(a), each Company Entity and the Products are, and since the Lookback Date have been, in compliance in all material respects with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, and the applicable regulations and requirements adopted by the United States Food and Drug Administration (the "FDA") thereunder, the applicable statutes, regulations and requirements of the United States Department of Agriculture (the "USDA"), the Federal Trade Commission (the "FTC") and any applicable requirements established by any Governmental Authority responsible for regulating the safety, manufacture, storage, distribution, labeling and advertising of food products (together with the FDA, the USDA and the FTC, collectively, the "Food Authorities" and all such regulations and requirements, collectively, "Food Safety Laws"), and (ii) all terms and conditions imposed in any Permits granted to any Company Entity by any Food Authority. Except as set forth on Schedule 3.14(a), the Products are, and since the Lookback Date have been, in each case, in all material respects, (i) properly manufactured, produced, processed, handled, stored and distributed and are properly packaged and labeled and fit for human consumption, (ii) of good and merchantable quality and condition, (iii) shipped in interstate commerce in accordance with the Food Safety Laws, and (iv) in conformity with all express and implied warranties. Except as set forth on Schedule 3.14(a), each Company Entity and, to Seller's Knowledge, the suppliers and subcontractors of each Company Entity are, and since the Lookback Date, have been, compliant in all material respects with all applicable Laws and are and have not been in breach in any material respect of quality control, food safety, product integrity, facility certification or any similar obligations imposed in Contracts with third parties for the supply of the Products.
(b)    The Company has made available to Purchasers the standard terms and conditions of sale for all the Products (containing applicable guaranty, warranty and similar indemnity provisions). None of the Products is subject to any material guaranty, warranty or other indemnity beyond such standard terms and conditions of sale or in any written contract with the buyer thereof entered into in the ordinary course of business that has been made available to Purchasers. Except as set forth on Schedule 3.14(b), none of the Products sold since the Lookback Date has been found to be adulterated, misbranded or labeled in a manner that is materially contrary to applicable Laws or that is, or would reasonably be expected to be construed to be, false or misleading. Each Product sold since the Lookback Date that was represented as "natural" or "all natural" does not contain any added colors, artificial flavors, synthetic substances or GMOs, and each Product sold since the Lookback Date that was represented as not containing GMOs does not contain any GMOs.

Each Company Entity possesses a "reasonable basis" (as that term is defined and construed by the FDA and the FTC) for all claims made about the Products (and ingredients in the Products) marketed by such Company Entity currently and since the Lookback Date.
(c)    Since the Lookback Date, no Company Entity has received, and no Company Entity is subject to, (i) any warning letter, untitled letter, notice of inspectional observation (FDA Form 483) or other written adverse communications from the FDA regarding compliance with applicable Law administered by the FDA, (ii) any Notice of Suspension or Notice of Intended Enforcement or other written adverse communication from the USDA regarding compliance with applicable Law administered by the FDA, (iii) any written adverse communications from any other Food Authority regarding compliance with any Law relating to the safe manufacture or distribution of foods administered by that Food Authority, (iv) to Seller's Knowledge, any Adverse Event Reports (FAERS) submitted to the FDA, or (v) a 60-day Notice pursuant to Proposition 65, officially known as the Safe Drinking Water and Toxic Enforcement Act of 1986. There are no claims or demands from any distributors or retailers of the Products pending, or, to Seller's Knowledge, threatened against any Company Entity for indemnification. Since the Lookback Date, no Company Entity has received written notice of any finding of deficiency or non-compliance, penalty, fine or sanction, request for corrective or remedial action or other compliance or enforcement action with respect to any Food Authorities, in respect of any of (i) the Products, (ii) the ingredients in the Products, or (iii) the facilities at which the Products are manufactured, packaged, stored or initially distributed.
(d)    Since the Lookback Date, except as set forth on Schedule 3.14(d), no Company Entity has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any of the Products. To Seller's Knowledge, (i) there is no reason to believe that a basis for a recall or withdrawal of any of the Products exists under applicable Laws or any policy applicable to any Company Entity and (ii) no recall of any of the Products has been threatened by any Governmental Authority or is being considered by any Company Entity.
3.15    Insurance.
(a)    Set forth on Schedule 3.15(a) is a correct and complete list of all policies of insurance in effect with respect to the Company Entities (other than an Employee Benefit Plan or PEO Plan) (collectively, the "Insurance Policies"), including the carrier, type of coverage, limits of coverage, retention or deductible amounts, amount of annual premiums, and date of expiration with respect to the current policy term. The Company has made available to Purchasers correct and complete copies of each Insurance Policy.
(b)    Except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies, all Insurance Policies are binding, enforceable and in full force and effect. No Company Entity is, in any material respect, in breach of or default under, and no Company Entity has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or material default under, or permit termination or modification of, any of the Insurance Policies. To Seller's Knowledge, no insurer of any Insurance Policy has declared bankruptcy or been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received by Seller or any Company Entity with respect to any Insurance Policy, and, to Seller's Knowledge, no event or condition exists or has occurred that would reasonably be expected to result in cancellation of any Insurance Policy prior to its scheduled expiration date.
(c)    The Insurance Policies are sufficient for compliance in all material respects by the Company Entities with all requirements of applicable Law and with the requirements of all Material Contracts and other material Contracts to which any Company Entity is a party. Since the Lookback Date, no Company Entity has been refused any insurance with respect to its business or assets. No Insurance Policy provides for or is subject to any retroactive rate or premium adjustment, loss sharing arrangement or other Liability arising wholly or partially out of events arising prior to the Closing. Neither Seller nor any Company Entity has received any written notice from or on behalf of any insurance carrier issuing any Insurance Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums to maintain an existing deductible) or nonrenewal of any Insurance Policy.
3.16    Compliance with Laws.
(a)    Each Company Entity is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws.
(b)    Each Company Entity holds all permits, licenses, franchises, registrations, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities necessary for the operation of its business as presently conducted (collectively, "Permits"). All such Permits are in good standing and in full force and effect. The applicable Company Entity is in compliance in all material respects with the terms of such Permits, and there are no Legal Proceedings pending or, to Seller's Knowledge, threatened that would reasonably be expected to result in the revocation or termination of any such Permit. To Seller's Knowledge, no condition, fact or circumstance exists that would reasonably be expected to result in the revocation, limitation, nonrenewal or denial of any Permit necessary for the lawful conduct of the Company Entities' business.
(c)    Since the Lookback Date, no Company Entity nor any of their respective directors, officers, managers or employees (in their capacities as such), nor to Seller's Knowledge, any agent or other Person acting on behalf of any Company Entity has, directly or indirectly, (i) in any material respect violated or is in violation in any material respect of, the Foreign Corrupt Practices Act of 1977 or any similar anti-corruption Law (collectively, the "Anti-Corruption Laws"), (ii) used any funds of any Company Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (iii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any Company Entity, or (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services. No Legal Proceeding by or before any Governmental Authority involving any Company Entity or any of their respective directors, officers, managers or employees (in their capacities as such), or, to Seller's Knowledge, any agent or other Person acting on behalf of any Company Entity with respect to any Anti-Corruption Law is pending or, to Seller's Knowledge, threatened. Since the Lookback Date, no disclosures have been submitted by any Company Entity to any Governmental Authority with respect to potential violations of any Anti-Corruption Law by such Company Entity or any of its directors, officers, managers, employees or agents or other Persons acting on its behalf.
(d)    Since the Lookback Date, each Company Entity has conducted its import and export transactions in compliance in all material respects with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company Entities conduct business.
3.17    Environmental Compliance.
(a)    Each Company Entity is, and has been since the Lookback Date, in compliance in all material respects with all applicable Environmental Laws.
(b)    Each Company Entity possesses and is in compliance in all material respects with all Environmental Permits required by all applicable Environmental Laws. All such Environmental Permits are in full force and effect.
(c)    (i) No written notice of violation, order, request for information, indemnity obligation, claim, complaint or penalty has been received by Seller or any Company Entity with respect to the Company Entities' business, and (ii) there are no Legal Proceedings pending or, to Seller's Knowledge, threatened against any Company Entity, in the case of each of (i) and (ii), that alleges a material violation of or Liability under any Environmental Law by any Company Entity that has not been settled, dismissed, paid or otherwise resolved.
(d)    Neither Seller nor any Company Entity has received any written notice from a Governmental Authority that any Company Entity is (i) in material violation of any Environmental Laws or (ii) subject to any material Liability arising under Environmental Laws or any material environmental investigation, remediation or corrective obligation relating to any Company Entity or any Leased Real Property.
(e)    There have been no Releases at any Leased Real Property of Hazardous Substances as a result of any operations or activities of any Company Entity or their contractors or third party operators so as to give rise to any material Liability under Environmental Laws for any Company Entity.
(f)    No Hazardous Substances are present at, on, in or under any Leased Real Property or any real property formerly owned or leased by any Company Entity in material violation of applicable Environmental Laws.
(g)    No real property currently or formerly owned, operated or leased by any Company Entity is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(h)    The Company has made available to Purchasers copies of all environmental reports, audits, studies and assessments that are in the possession, custody or control of Seller or any of its Affiliates pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Substances, in each case, with respect to any Company Entity.
3.18    Affiliated Transactions

. Except as set forth on Schedule 3.18 and except for employment Contracts that can be terminated by notice without any additional payment and participation as an employee of a Company Entity in Employee Benefit Plans listed on Schedule 3.13(a), no Affiliate, director, manager, officer or senior-management level employee of Seller or any Company Entity or, to Seller's Knowledge, no (x) other employee of Seller or any Company Entity, (y) member of such director's, manager's, officer's or senior-management level or other employee's immediate family or any Affiliate thereof, or (z) entity in which any such Person owns more than a five percent ownership interest: (a) is a party to any Contract with or binding upon any Company Entity or any of their respective properties or assets, (b) has any material interest in any property or asset owned by any Company Entity, or (c) has engaged in any transaction or business dealings with any Company Entity within the last 12 months. Except as set forth on Schedule 3.18, there are no intercompany accounts or Contracts between Seller or any of its Affiliates, on the one hand, and any Company Entity, on the other hand. As of the Closing, there are no Liabilities of any Company Entity to Seller or any of its Affiliates, other than as set forth in this Agreement. Effective as of the Closing, all intercompany accounts between Seller and any of its Affiliates (other than a Company Entity), on the one hand, and any Company Entity, on the other hand, shall be settled and paid in full (regardless of the terms of payment of such intercompany account) without any material Tax Liability of any Company Entity or any Purchaser.
3.19    Employees.
(a)    Each Company Entity is, and has been since the Lookback Date, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans. Each Company Entity is, and has been since the Lookback Date, in compliance in all material respects with all applicable employee visa and work permit Laws.
(b)    Except as set forth on Schedule 3.19(b), from December 31, 2019 through the date of this Agreement, no Company Entity has, in response to COVID-19 or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or an industry group providing for business closures, changes to business operations, "sheltering-in-place," curfews, quarantine, social distancing, sequester, safety or other similar restrictions that relate to or arise out of COVID-19, (i) furloughed or terminated the employment or service of any Business Employee, or (ii) materially reduced the hours of any Business Employee. No Legal Proceeding is pending against or, to Seller's Knowledge, is threatened against any Company Entity with respect to anything set forth in Schedule 3.19(b). Each Company Entity has promptly and thoroughly investigated all formal relevant occupational health and safety complaints related to COVID-19. With respect to each known occupational health and safety violation identified and related to COVID-19, each Company Entity has taken prompt corrective action to the extent necessary to prevent further spread of COVID 19 within the workplace.
(c)    The employees of any Company Entity are, and have been since the Lookback Date, properly paid in all material respects under the Fair Labor Standards Act of 1938, and under any similar Law of any state applicable to such employees. No Company Entity is delinquent with respect to, nor has any Company Entity failed to pay any of its employees, consultants or contractors for any wages due since the Lookback Date, including overtime wages, salaries, commissions, bonuses, or other compensation, of any nature whatsoever, for any services performed by them or amounts required to be reimbursed to such individuals.

(d)    (i) No Company Entity is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement, and, to Seller's Knowledge, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee since the Lookback Date, (ii) there is, and since the Lookback Date, there has been, no material labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to Seller's Knowledge, threatened against any Company Entity, and (iii) there are no unfair labor practice complaints pending or, to Seller's Knowledge, threatened against any Company Entity before any Governmental Authority.
(e)    Set forth on Schedule 3.19(e) is a correct and complete list of the name of each Business Employee as of the date hereof, including such employee's title, hire date, wage rate or annual salary and most recent annual bonus received.
(f)    Except as set forth on Schedule 3.19(f), no Company Entity has any contractual obligation to provide any particular form or period of notice prior to terminating the employment of any Business Employee. To Seller's Knowledge, none of the Business Employees intends to terminate his or her employment with a Company Entity within the one year period immediately following the Closing. No Company Entity is engaged in any material dispute or litigation with any Business Employee.
(g)    No Company Entity is a party to any settlement agreement with a current or former director, officer, manager, employee or independent contractor that involves allegations relating to sexual harassment by a current director, officer, manager, employee or independent contractor of any Company Entity. To Seller's Knowledge, since the Lookback Date, no allegations of sexual harassment have been made against a director, officer, manager, employee or independent contractor of any Company Entity.
3.20    Privacy; Data Security.
(a)    The data, privacy and security practices of each Company Entity have since the Lookback Date complied with, and conformed to, in all material respects, all of the (i) Privacy Commitments, (ii) all (A) Laws concerning the privacy, security, or Processing of Personal Information (including all applicable data breach notification Laws, consumer protection Laws, Laws concerning requirements for website Privacy Policies and practices, social security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications), (B) Federal Trade Commission regulations, guidelines, and staff reports (including Section 5 of the Federal Trade Commission Act), and any interpretive rules and enforcement actions by a state attorney general, and (C) rules of all applicable self-regulatory organizations, including, as applicable, the Payment Card Industry Data Security Standard, in each case as applicable to any Company Entity (collectively, "Privacy Laws"), and (iii) Contracts to which any Company Entity is a party or is otherwise bound. Privacy Laws include, as applicable to any Company Entity, the California Consumer Privacy Act of 2018; the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009; the General Data Protection Regulation (Regulation (EU) 2016/679), and all member state Laws and regulations relating to privacy or data protection; and all implementing and interpretive rules and regulations promulgated under any of the foregoing. Each Company Entity has: (x) provided adequate notice and obtained any necessary consents, waivers and approvals from individuals required for the Processing of Personal Information as conducted by or for their business to the extent required to maintain compliance in all material respects with applicable Privacy Laws and (y) abided by any privacy choices (including opt-out preferences) of individuals relating to Personal Information to the extent required to maintain compliance in all material respects with applicable Privacy Laws (such obligations along with those contained in the Privacy Policies of any Company Entity, collectively, "Privacy Commitments"). "Processing" means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, or disposal of Personal Information. "Privacy Policies" means, collectively, each Company Entity's past (but only since the Lookback Date) or present, employee-facing or public-facing policies or other generally distributed employee-facing or public-facing statements or disclosures concerning the privacy, security, or Processing of Personal Information. Schedule 3.20(a) contains a listing of Company’s Privacy Policies since the Lookback Date, and the period of time during which each such Privacy Policy was or has been in effect since the Lookback Date. Except as would not result in a material Liability to the Company Entities, the use by any Company Entity of its databases or data or other information relating to its customers, end users or data subjects after the Closing in the same manner in which they are currently used by any Company Entity will not cause, constitute, or result in a breach or violation of any Privacy Laws or Privacy Commitments, or any Contracts to which any Company Entity is a party (including the terms of service entered into by users of the Company Entities' websites), or require the consent of or notice to any individual concerning such individual's Personal Information, in each case, in any material respect. Since the Lookback Date, no disclosure or representation contained in any Privacy Policy has been inaccurate, misleading or deceptive in a manner that constitutes a violation of any Privacy Laws or any third-party right in any material respect. There are no unsatisfied access, right-to-know, or similar requests in respect of Personal Information held by the Company Entities, or any outstanding applications for rectification, transfer, deletion, or erasure of Personal Information, in each case, that a failure to satisfy would constitute a violation of any Privacy Laws in any material respect. To Seller's Knowledge, any vendor, processor, or other third party Processing Personal Information for or on behalf of any Company Entity (collectively, "Subprocessors") are, and since the Lookback Date have been, in compliance in all material respects with the Privacy Commitments and applicable Privacy Policies in all material respects. Each Company Entity has since the Lookback Date taken commercially reasonable measures (including adherence to a vendor management program under which each Company Entity (1) exercises appropriate due diligence before it enters into a relationship with a Subprocessor, and (2) exercises reasonable, ongoing oversight after a Subprocessor relationship is established (collectively, "Vendor Management Program")) to ensure that each Subprocessor has complied with in all material respects its contractual obligations to such Company Entity concerning the privacy, security, and Processing of Personal Information.
(b)    Except as set forth on Schedule 3.20(b), since the Lookback Date, no Person has gained unauthorized access to or engaged in unauthorized Processing of, nor has there been any unauthorized disclosure of, (i) any Personal Information held by any Company Entity or any other Person on any Company Entity's behalf; (ii) Personal Information on any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Processes Personal Information owned or maintained by any Company Entity or any other Persons on the behalf of any Company Entity, in each case, other than incidental unauthorized access to Personal Information by, or incidental unauthorized disclosure of Personal Information to, a Company Entity employee or contractor that did not have authority to access or receive such Personal Information, and where, if discovered by a Company Entity, such unauthorized access or disclosure was promptly addressed by the relevant Company Entity in its reasonable business judgment ((i) and (ii) collectively, a "Security Breach"). Each Company Entity has since the Lookback Date used commercially reasonable controls, technologies, processes and practices (including use of a Vendor Management Program) to detect, identify and remediate Security Breaches and provide notification in accordance with applicable Privacy Laws in the case of a Security Breach. No circumstance has arisen since the Lookback Date in which applicable Privacy Laws would require any Company Entity to notify a Governmental Authority or other Person of a Security Breach, and no Company Entity has received from any Governmental Authority or other Person any written or e-mail complaint, claim, investigation, notice, subpoena or other evidence of noncompliance with such Privacy Laws and/or related to any actual, alleged, or suspected Security Breach, and to Seller's Knowledge, no facts or circumstances exist that would reasonably be expected to give rise to any of the foregoing.
(c)    Except as would not result in a material Liability to the Company Entities, and except as set forth on Schedule 3.20(c)(2), the Company Entities have commercially reasonable disaster recovery and security plans and procedures, including a written information security program, that contain commercially reasonable administrative, technical, and physical safeguards, designed to protect the continuity, confidentiality, availability, and integrity of the Company Entities' business, Personal Information, and the computer systems, networks and servers of the Company Entities from failure, unauthorized use, access or other Processing, and each Company Entity is in compliance in all material respects with such plans and procedures. Except as would not result in a material Liability to the Company Entities, the Company Entities have security plans that are reasonably designed to (i) identify internal and external risks to the security of any proprietary and confidential information of each Company Entity and any Personal Information held or used by each Company Entity, and (ii) implement, monitor and improve safeguards to control those risks. Since the Lookback Date, there have been no actual breaches of the security of the computer systems, networks or servers of any Company Entity or, to Seller's Knowledge, of any Subprocessor, that resulted in unauthorized access to, or any loss or unauthorized disclosure of, Personal Information or, except as set forth on Schedule 3.20(c)(1), any proprietary or confidential information of any Company Entity in the possession, custody, or control of any Company Entity or any of their respective employees, or Subprocessors, and, to Seller's Knowledge, there is no reason to expect that such a breach or any other unauthorized use, access, disclosure, or other unauthorized Processing of any Personal Information or any proprietary and confidential information of any Company Entity has occurred. Except as would not result in material Liability to the Company Entities, since the Lookback Date, the Company Entities have quarterly performed a security risk assessment and, except as set forth on Schedule 3.20(c)(3), a privacy impact assessment, and, except as set forth on Schedule 3.20(c)(4), each Company Entity has addressed and remediated in all material respects all critical, high and medium severity threats or deficiencies (as defined by the Common Vulnerability Scoring System v.3.0) identified in each such assessment. The computer hardware, servers, networks, and other information technology equipment or systems owned or used by the Company Entities are reasonably sufficient for operation of their business as currently conducted. Since the Lookback Date, there has been no material disruption of the hardware, servers, networks, and other information technology equipment or systems owned or used by the Company Entities that has not been remediated in all material respects.
(d)    Each Company Entity has complied in all material respects with all terms of use, terms of service, and other Contracts, guidelines, and policies relating to its use of social media platforms (if any), sites, or services and there is no reasonable basis to believe that any Company Entity is in violation in any material respect of any such terms of use, terms of service, Contracts, guidelines, and/or policies.

3.21    Inventory. Subject to the applicable reserves for inventory write down reflected in Net Working Capital, all inventory of the Company Entities: (a) consists of new and unused items of a quality, quantity and condition, (b) is useable and saleable in the ordinary course of business consistent with past practice, (c) is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged stale, discontinued or defective, and has a use-by date that has not elapsed, and (d) was manufactured or acquired by the applicable Company Entity in the ordinary course of business consistent with past practice. The quantities of each of the categories of inventory (raw materials, work in process and finished goods) of each Company Entity is at a level normal and adequate for the continuation of the Company Entities' business in the ordinary course consistent with past practice. No Company Entity is in possession of any inventory not owned by a Company Entity, including goods already sold. None of the inventory of the Company Entities has been consigned to any Person.
3.22    Accounts Receivable. The accounts receivable of the Company Entities represent valid obligations that arose from bona fide transactions in the ordinary course of business. Subject to the applicable reserves for doubtful accounts reflected in Net Working Capital, none of such accounts receivable is subject to any claim of offset or recoupment or counterclaim, and to Seller's Knowledge, there are no specific facts that would be likely to give rise to any such claim. The reserves against accounts receivable shown on the Financial Statements are adequate in all material respects and were calculated consistent with past practice.
3.23    Material Customers and Material Suppliers. Set forth on Schedule 3.23 is a list of the Material Customers and Material Suppliers. Since January 1, 2019, no Material Customer or Material Supplier has discontinued or materially reduced, or provided written notice of its intention to discontinue or materially reduce, or to Seller's Knowledge intends to discontinue or material reduce, its business relationship with any Company Entity. Since January 1, 2019, no Material Customer or Material Supplier has modified the material terms of its business relationship with any Company Entity. No Company Entity is involved in any material dispute with any material customer or material supplier of any Company Entity.
3.24    Brokerage. Except for the fees and expenses of Harris Williams & Co., there are no Liabilities of any Company Entity for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any Contract made by or on behalf of any Company Entity prior to the Closing.
3.25    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN THIS ARTICLE III AND OF SELLER CONTAINED IN ARTICLE IV (IN EACH CASE, AS MODIFIED BY A SPECIFIC SUBSECTION OF THE DISCLOSURE SCHEDULES, BUT SUBJECT TO SECTION 10.08), NEITHER THE COMPANY NOR SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) REGARDING SELLER, ANY COMPANY ENTITY, THE SHARES, THE OPTIONS OR THE ASSETS, OPERATIONS, BUSINESS OR CONDITION OF, OR ANY OTHER MATTER RELATING TO, SELLER OR ANY COMPANY ENTITY, AND THE COMPANY AND SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY.
Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchasers as follows, except as set forth on a specific subsection of the Disclosure Schedules, but subject to Section 10.08:
4.01    Organization and Power. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby.
4.02    Authorization; No Breach; Valid and Binding Agreement.
(a)    The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby been duly and validly authorized by all requisite limited liability company action of Seller (including any action by the board of managers or owners of Seller), and no other proceedings on the part of Seller are necessary to authorize the execution, delivery or performance by Seller of this Agreement and the Ancillary Agreements to which it is a party.
(b)    Neither the execution, delivery and performance by Seller of this Agreement or any Ancillary Agreement to which Seller is a party nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the terms or provisions of this Agreement, (i) conflicts with or violates the Charter Documents of Seller, (ii) subject to compliance with the requirements of the HSR Act, violates any applicable Law, (iii) requires any consent, waiver, notice, filing or other action by, with, or to, any Person under, constitutes a default under, or gives rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which Seller is a party or by which its assets are bound, except as has not materially impaired or would not reasonably be expected to materially impair Seller's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement, or (iv) result in the creation or imposition of any Lien on any asset of any Company Entity, except for any Permitted Liens.
(c)    This Agreement and the Ancillary Agreements to which Seller is a party have been or will be at Closing duly executed and delivered by Seller, and assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of Purchasers, this Agreement and the Ancillary Agreements to which Seller is a party constitute or, when executed and delivered at Closing, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
(d)    Seller is a holding company that has no significant operations and no significant assets (other than the Shares). Seller does not engage in any business activities other than (i) its ownership of the Shares, (ii) activities in connection with this Agreement and the transactions contemplated hereby and (iii) transactions related to maintaining its legal existence and the matters relating to its equity securities, in each case, including any activities related or incidental thereto.
4.03    Shares. Seller is the record and beneficial owner of the Shares and holds the Shares free and clear of Liens, other than Liens arising under applicable securities Laws, and will transfer and deliver to Purchaser2 at the Closing valid title to the Shares, free and clear of all Liens, other than Liens arising under applicable securities Laws.
4.04    Litigation. There are no Legal Proceedings pending or, to Seller's Knowledge, threatened against Seller, at law or in equity, before or by any Governmental Authority that has materially impaired or would reasonably be expected to materially impair Seller's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement. Seller is not subject to any outstanding judgment, order or decree of any court or Governmental Authority that has materially impaired or would reasonably be expected to materially impair Seller's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement.
4.05    Brokerage. Except for the fees and expenses of Harris Williams & Co., there are no Liabilities of any Company Entity for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any Contract made by or on behalf of Seller.
4.06    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN ARTICLE III AND OF SELLER CONTAINED IN THIS ARTICLE IV (IN EACH CASE, AS MODIFIED BY A SPECIFIC SUBSECTION OF THE DISCLOSURE SCHEDULES, BUT SUBJECT TO SECTION 10.08), NEITHER THE COMPANY NOR SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) REGARDING SELLER, ANY COMPANY ENTITY, THE SHARES, THE OPTIONS OR THE ASSETS, OPERATIONS, BUSINESS OR CONDITION OF, OR ANY OTHER MATTER RELATING TO, SELLER OR ANY COMPANY ENTITY, AND THE COMPANY AND SELLER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY.
Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser represents and warrants to Seller and the Company as follows:
5.01    Organization and Power. Purchaser1 is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser2 is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Such Purchaser has all requisite limited liability company or corporate, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Agreements to which it is party and to consummate the transactions contemplated hereby and thereby.
5.02    Authorization; No Breach; Valid and Binding Agreement.
(a)    The execution, delivery and performance by such Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is a party and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action of such Purchaser, and no other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery or performance by such Purchaser of this Agreement and the Ancillary Agreements to which such Purchaser is a party.
(b)    Neither the execution, delivery and performance by such Purchaser of this Agreement or any Ancillary Agreement to which such Purchaser is a party nor the consummation by such Purchaser of the transactions contemplated hereby and thereby, nor compliance by such Purchaser with any of the terms or provisions of this Agreement (i) conflicts with or violates the Charter Documents of such Purchaser, (ii) subject to compliance with the requirements of the HSR Act, violates any applicable Law, or (iii) requires any consent, waiver, notice, filing or other action by or to any Person under, constitutes a default under, or gives rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract to which such Purchaser is a party or by which its assets are bound, except as has not materially impaired or would not reasonably be expected to materially impair such Purchaser's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement.
(c)    This Agreement and the Ancillary Agreements to which such Purchaser is a party have been or will be at Closing duly executed and delivered such Purchaser, and assuming that this Agreement and the Ancillary Agreements are valid and binding obligations of the Company and Seller, this Agreement and the Ancillary Agreements to which such Purchaser is a party constitute or, when executed and delivered at Closing, will constitute valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.
5.03    Litigation. There are no Legal Proceedings pending or, to such Purchaser's knowledge, threatened against such Purchaser, at law or in equity, before or by any Governmental Authority that has materially impaired or would reasonably be expected to materially impair such Purchaser's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement. Such Purchaser is not subject to any outstanding judgment, order or decree of any court or Governmental Authority that has materially impaired or would reasonably be expected to materially impair such Purchaser's ability to perform under this Agreement or consummate the transactions contemplated by this Agreement.
5.04    Brokerage. Except as set forth on Schedule 5.04, there are no Liabilities of such Purchaser for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any Contract made by or on behalf of such Purchaser.
5.05    Investment Representation. Purchaser2 is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for resale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Purchaser2 is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Purchaser2 acknowledges that it is aware of the risks of the transactions contemplated hereby and of ownership of the Shares. Purchaser2 acknowledges that the Shares have not been registered under the Securities Act, or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act, and any applicable state or foreign securities Laws.
5.06    Financing. As of the date hereof, Purchasers have sufficient committed cash, available lines of credit or other sources of immediately available funds to enable it to make payment of all amounts to be paid by it hereunder on the Closing Date. At the time the Closing is required to occur hereunder, Purchasers will have sufficient cash on hand, immediately available lines of credit or other sources of immediately available funds to make payment of all amounts to be paid by them hereunder on the Closing Date.
5.07    Solvency. Immediately after giving effect to the Closing of the transactions contemplated by this Agreement, such Purchaser and the Company Entities will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud creditors of such Purchaser or the Company Entities.
5.08    Investigation. Such Purchaser acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Such Purchaser is knowledgeable about the industries in which the Company Entities operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.
5.09    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF PURCHASERS CONTAINED IN THIS ARTICLE V (IN EACH CASE, AS MODIFIED BY A SPECIFIC SUBSECTION OF THE DISCLOSURE SCHEDULES, BUT SUBJECT TO SECTION 10.08), NO PURCHASER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) REGARDING EITHER PURCHASER OR THE ASSETS, OPERATIONS, BUSINESS OR CONDITION OF, OR ANY OTHER MATTER RELATING TO, EITHER PURCHASER, AND EACH PURCHASER HEREBY DISCLAIMS ANY SUCH OTHER REPRESENTATION OR WARRANTY.
Article VI

PRE-CLOSING COVENANTS
6.01    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.01 and in Section 6.02), Seller and the Company shall, and shall cause the other Company Entities to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to cause the conditions to Closing set forth in Section 2.01 to be satisfied; provided that, notwithstanding the provisions of this Section 6.01, neither Seller nor any Company Entity will be required to (a) expend any money to remedy any breach of any representation or warranty hereunder, (b) commence any litigation or arbitration proceeding, (c) waive or surrender any right or modify any agreement (including any Material Contract), (d) offer or grant any accommodation or concession (financial or otherwise) to any Person, (e) make any payment to any Person, (f) subject to the Company's and Seller’s compliance with Section 6.02 and except for the consents, waivers and approvals contemplated by Section 2.01(f), obtain any consent required for the consummation of the transactions contemplated hereby, (g) waive or forego any right, remedy or condition hereunder, or (h) provide financing to Purchasers for the consummation of the transactions contemplated hereby; provided, further, that nothing in the foregoing proviso shall waive or modify any of the conditions to Purchasers’ obligations set forth in Section 2.01. Upon the satisfaction of the conditions to the obligations of Purchaser1 and Seller to consummate the transactions contemplated by the IP APA and if OTBA is ready, willing and able to perform its obligations under, and consummate the transactions contemplated by, the IP APA, Purchaser1 shall, and Seller shall and shall cause Truco Enterprises to, consummate the closing of the transactions contemplated by the IP APA contemporaneously with the Closing pursuant to this Agreement.
6.02    Regulatory Filings.
(a)    Antitrust Laws. Purchasers, Seller and the Company agree to use reasonable best efforts to make, and to cause their Affiliates to use reasonable best efforts to make, any necessary filings under the HSR Act within five business days after the date hereof, which filings shall include a request for early termination of the applicable waiting period under the HSR Act. Purchasers, Seller and the Company shall, and shall cause their Affiliates to, comply at the earliest practicable date with any request under the HSR Act to provide information, documents or other materials requested by any Governmental Authority. Purchasers shall, and shall cause their Affiliates to, use their reasonable best efforts to resolve as soon as practicable any objections asserted by any Governmental Authority with respect to this Agreement or the transactions contemplated hereby. Each of Purchasers, on the one hand, and Seller and the Company, on the other hand, shall, and shall cause their respective Affiliates to, coordinate and cooperate with the other party in connection with their and their Affiliates' efforts to obtain termination or expiration of the applicable waiting period and all requisite clearances and approvals under the HSR Act, including (w) cooperating in all respects with the other party in connection with any investigation or other inquiry, (x) keeping the other party promptly informed of any material communication received by such party or any of their Affiliates from any Governmental Authority, including the Federal Trade Commission or U.S. Department of Justice, regarding any of the transactions contemplated by this Agreement, (y) providing the other party and their advisors (or just their advisors, to the extent necessary to protect competitively sensitive information) with a reasonable opportunity to (1) review and approve the content of any communication, presentations, white papers or other written materials to be submitted to any Governmental Authority in advance of any such submission, (2) consult with the other party prior to any meeting or conference with any Governmental Authority, and (3) to the extent permitted by such Governmental Authority, attend and participate in such meetings or conferences, and (z) providing such other information and assistance to the other party or their advisors as the other party may reasonably request in connection with the foregoing. Purchasers shall be responsible for the payment of all filing fees under the HSR Act.
(b)    Other Actions. Except as required by this Agreement, Purchasers, on the one hand, and Seller and the Company, on the other hand, shall not, and shall cause their respective Affiliates not to, knowingly take any action, or knowingly refrain from taking any action, the effect of which would reasonably be expected to delay or impede the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the forgoing, Purchasers shall not, and shall not permit any of their Affiliates to, acquire or agree to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or in any other manner), any Person or line of business or portion thereof, or otherwise acquire or agree to acquire any assets, if the entry into a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to (i) impose any delay in obtaining, or increase the risk of not obtaining, the expiration or termination of any applicable waiting period under the HSR Act, (ii) increase the risk of any Governmental Authority entering an order prohibiting or delaying the consummation of the transactions contemplated by this Agreement or (iii) delay the consummation of the transactions contemplated by this Agreement.
6.03    Conduct of the Business. From the date hereof until the earlier of the Closing and the termination of this Agreement, except (a) as otherwise required by this Agreement, (b) as required by Law, (c) with the prior written consent of Purchasers (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as set forth on Schedule 6.03, Seller and the Company shall (and shall cause each of the other Company Entities to) (i) use its reasonable best efforts to (x) conduct their respective businesses in the ordinary course of business consistent with past practice, and (y) preserve and maintain existing relations with employees, customers, contractors, distributors, suppliers and other Persons with whom any Company Entity has business relations in each case, in a manner consistent in all material respects with past practices, and (ii) not take (or omit to take) any action that, if taken (or omitted to be taken) after January 1, 2020 and prior to the date hereof, would be required to be set forth on Schedule 3.06 (other than under clause (l) of Section 3.06). From the date hereof until the earlier of the Closing and the termination of this Agreement, if any Option outstanding on the date hereof automatically exercises prior to the Closing, Seller and the Company shall cause such Option to be exchanged for equity securities of Seller so that the holder of such Option does not own capital stock of the Company as of the Closing.
6.04    Access to Books and Records; Contact with Business Relations. From the date hereof until the earlier of the Closing and the termination of this Agreement, Seller and the Company shall, and shall cause the other Company Entities to, (a) provide Purchasers and their Affiliates and Representatives with reasonable access upon reasonable notice to the books and records of the Company Entities for any purpose related to the consummation of the transactions contemplated by this Agreement other than continued investigation of the Company Entities, (b) furnish to Purchasers and their Affiliates and Representatives such financial and operating data and any other information relating to the Company Entities as such Persons may reasonably request that is prepared by the Company Entities in the ordinary course of business or that is not unreasonably burdensome for the Company Entities to prepare, and (c) instruct the employees, counsel and advisors of the Company Entities to reasonably cooperate with Purchasers and their Affiliates and Representatives for any purpose related to the consummation of the transactions contemplated by this Agreement (other than continued investigation of the Company Entities); provided that (i) such access shall not unreasonably interfere with the conduct of the business of the Company Entities ; (ii) in no event shall Purchasers be permitted to conduct or cause to be conducted any environmental investigation, testing, sampling or other intrusive assessment of the Leased Real Property without the prior written consent of Seller, which consent may be withheld by Seller in its sole discretion; and (iii) no Company Entity shall be required to furnish to Purchasers or any of their Affiliates or Representatives or provide Purchasers or any of their Affiliates or Representatives with access to information if such access (y) would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege or (z) would be in violation of applicable Laws (including any Law related to COVID-19) or the provisions of any Contract to which any Company Entity is a party; provided that Seller and the Company will inform Purchasers of the general nature of the document or information being withheld and reasonably cooperate with Purchasers to provide such document or information in a manner that would not result in the waiver or forfeiture of such privilege or violation of such applicable Law or Contract. All information Purchasers and their respective Affiliates and Representatives obtain as a result of access under this Section 6.04 shall be subject to the Confidentiality Agreement, dated as of July 13, 2020 (the "Confidentiality Agreement"). The Confidentiality Agreement shall terminate on the Closing Date unless this Agreement is terminated pursuant to Article VIII, in which case the Confidentiality Agreement shall remain in full force and effect. From the date hereof until the earlier of the Closing and the termination of this Agreement, Purchasers shall not, and shall cause their Affiliates not to, (i) contact any customer, supplier or distributor of the Company Entities with respect to the Company Entities, their businesses or the transactions contemplated hereby, in each case, without receiving the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) contact any officer, director, employee or lender of the Company Entities with respect to the Company Entities, their businesses or the transactions contemplated hereby, in each case, without providing prior written notice (including by email) to the Company; provided that this clause (ii) shall not apply to (y) Shane Chambers and Maya Teeples, or (z) contacts pursuant to Section 6.08(a). During the ten day period after the date hereof, Seller and the Company shall not shutdown (or cause its financial advisors or Data Room provider to shutdown) the Data Room or take any action and agree that they have not taken any action (or cause its financial advisors or Data Room provider to take any action) that would prevent Purchasers and their Representatives from downloading a complete copy of all documents (including legal, financial and Tax) posted to the Data Room.
6.05    Exclusive Dealing. From the date hereof until the earlier of the Closing and the termination of this Agreement, Seller and the Company shall not, and shall cause the other Company Entities and each of their respective Affiliates and Representatives not to, directly or indirectly, (a) (i) initiate or continue any contact with, (ii) make, solicit, encourage or respond to any inquiries or proposals by, (iii) enter into or participate in any discussions or negotiations with, (iv) disclose, directly or indirectly, any information concerning the business or properties of any Company Entity to, or (v) afford any access to the properties, books or records of any Company Entity to, any Person or group of Persons, in the case of each of clauses (i) through (v) above, in connection with any possible proposal regarding the direct or indirect sale of any portion of the equity securities or assets of any Company Entity (other than the sale of inventory in the ordinary course) or a merger or consolidation involving any Company Entity, or any similar transaction, in each case except as contemplated by this Agreement (an "Alternative Transaction"), or (b) enter into, or participate in any discussions or negotiations regarding, or accept any proposal for, an Alternative Transaction, except as contemplated by this Agreement. From the date hereof until the earlier of the Closing and the termination of this Agreement, each of Seller and the Company shall, promptly following receipt, notify Purchasers of any written inquiry, communication or proposal regarding an Alternative Transaction received by it, any other Company Entity or any of its respective Affiliates or Representatives and the contents of such inquiry, communication or proposal. Seller shall be responsible for any breach of this Section 6.05 by any Company Entity or any of its Affiliates or Representatives.
6.06    Code Section 280G. Prior to the Closing, the Company shall use its reasonable best efforts to obtain (a) waivers of any payments and/or benefits to "disqualified individuals" (within the meaning of Section 280G of the Code) of the Company Entities that, separately or in the aggregate, may constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder ("Section 280G Payments") from, and duly executed by, such "disqualified individuals" and (b) thereafter, if such waivers are in fact obtained, approval (meeting the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder) of such Section 280G Payments, such that no such payment will be deemed an "excess parachute payment" as contemplated by Section 280G of the Code and the applicable rulings and final regulations thereunder. If Purchasers desire to have included in the Section 280G Payments any new compensation arrangements entered into by or at the direction of Purchasers that could be deemed parachute payments with respect to any disqualified individuals of the Company Entities ("New Arrangements"), Purchasers shall deliver to the Company all relevant information with respect to such New Arrangements at least five business days prior to the Closing Date. If Purchasers do not provide the

Company with all relevant information with respect to such New Arrangements at least five business days prior to the Closing Date, the Company shall not be required to include such New Arrangements in the determination of the Section 280G Payments. Solely to the extent there are any Section 280G Payments, (i) the Company shall forward to Purchaser1 at least five days prior to distribution to the intended recipients, copies of all documents prepared by Seller or any Company Entity in connection with this Section 6.06 (including supporting analysis and calculations) for Purchaser1's review and comment, and the Company shall consider the comments received from Purchaser1 on such documents at least two days prior to distribution to the intended recipients in good faith, and (ii) prior to Closing, the Company shall deliver to Purchaser1 evidence of the results of such vote.
6.07    Notification of Termination of Employment. From the date hereof until the earlier of the Closing and the termination of this Agreement, Seller and the Company, as applicable, shall promptly provide Purchaser1 with written notice if any officer or key employee of any Company Entity terminates his or her employment with any Company Entity or provides written notice to Seller or any Company Entity that he or she will reduce his or her role or scope of duties with any Company Entity.
6.08    Financing Cooperation.
(a)    From the date hereof until the earlier of the Closing and the termination of this Agreement, the Company shall, and shall cause the other Company Entities and their respective officers, directors, principals, managers and employees to, use commercially reasonable efforts to provide the following assistance and cooperation in connection with the financing contemplated by the executed commitment letter, dated as of the date hereof, from the Financing Sources party thereto (the "Debt Commitment Letter") or any other commitment to provide financing in connection with the transactions contemplated by this Agreement (such financing contemplated by the Debt Commitment Letter or such other commitment letter, the "Financing"):
(i)    making senior management and officers of any Company Entity reasonably available during normal business hours on a virtual (as opposed to in person) basis to participate in a reasonable number of meetings, calls, road shows, and diligence sessions, and up to two customary lender due diligence presentations in connection with the Financing and (y) assisting as is reasonably necessary with the preparation of materials for lender presentations, rating agency presentations, bank information memoranda (including confidential information memoranda), and similar documents required in connection with the Financing;
(ii)    allowing Purchasers to provide the Financing Sources, subject to confidentiality restrictions, access to the Financial Statements, the Data Room, and any other pertinent information regarding the Company Entities or the business of the Company Entities that has been made available to Purchasers or that is readily available to Seller or the Company and has been reasonably requested by Purchasers;
(iii)    furnishing Purchasers with customary financial information of the Company Entities as may be reasonably requested by either Purchaser or the Financing Sources in connection with the Financing, including financial statements, pro forma financial statements of the Company Entities (provided that the preparation of combined pro forma financial information and the assumptions underlying the pro forma adjustments to be made are the responsibility of Purchasers), and reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information about the Company Entities to prospective lenders and containing customary information and confidentiality provisions;
(iv)    reasonably assisting with the preparation of schedules to the definitive documentation for the Financing;
(v)    (w) cooperating with Financing Sources due diligence investigation and evaluation of the Company Entities’ assets, cash management and accounting systems, policies and procedures relating thereto, (x) obtaining customary payoff letters to allow for the payoff, discharge and termination in full upon the occurrence of the Closing of all indebtedness for borrowed money of the Company Entities and Liens securing such indebtedness (other than Permitted Liens), (y) taking reasonable actions that are necessary to permit the consummation of the Financing pursuant to the Debt Commitment Letter (including any Permanent Financing (as defined in the Debt Commitment Letter)), and (z) obtaining customary accountants' comfort letters and audit reports as reasonably requested by Purchasers; and
(vi)    at least seven (7) business days prior to the Closing Date, providing all documentation and other information reasonably requested by the Financing Sources in connection with applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and 31 C.F.R. § 1010.230 (provided that Purchasers shall be responsible for the preparation of the beneficial ownership certificates that will be effective upon the Closing), to the extent requested in writing by either Purchaser at least nine (9) business days prior to the Closing Date;
provided that (i) other than pursuant to customary authorization letters, none of (x) Seller or any of its Affiliates (other than the Company Entities) or Representatives or (y) prior to the Closing, the Company Entities shall be required to incur any Liability or obligation (including any obligation to pay any commitment fee or closing payment or give any indemnities to any third party) in respect of the Financing or any assistance provided in connection with the Financing, and (ii) none of Seller or any of its Affiliates, nor any Company Entity nor any of their respective Representatives shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Financing, except, in the case of the Company Entities, to the extent effective after the Closing. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.08 shall require any such cooperation or assistance to the extent that it would reasonably be expected to result in any Company Entity being required to (I) pledge any assets as collateral until the occurrence of the Closing, (II) take any actions to the extent such actions would, in the Company's reasonable judgment, (A) unreasonably and materially interfere with the ongoing business or operations of the Company Entities, (B) subject any director, manager, officer or employee of any Company Entity or any of their Affiliates to any actual or potential personal liability, (C) require any Company Entity to change any fiscal period or (D) cause (x) any representation or warranty set forth in Article III or Article IV to be inaccurate or breached, (y) any condition set forth in Section 2.01 to fail to be satisfied or (z) any other breach of this Agreement, (III) waive or amend any terms of this Agreement, (IV) commit to take any action under any certificate, document or instrument that is not contingent upon the Closing, (V) provide access to, or disclose, information that the Company reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company Entities or their Affiliates or (VI) cause any director, manager, officer or equivalent of the Company Entities or their Affiliates to pass resolutions to approve the Financing or authorize the creation or execution of any agreements, documents or actions in connection therewith (other than any director, manager, officer or equivalent of the Company Entities who will continue in such a position following the Closing and the passing of such resolutions), in each case, that are not contingent on the Closing or would be effective prior to the Closing. Purchasers acknowledge and agree that obtaining the Financing is not a condition to the Closing and that notwithstanding anything contained in this Agreement to the contrary, Purchasers' obligations hereunder are not conditioned in any manner upon obtaining the Financing or any other financing. In the event the Financing has not been obtained, Purchaser will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 2.01, to consummate the Closing. The Company hereby consents to the reasonable use of the Company Entities' trademarks, service marks and logos solely in connection with the Financing and the other transactions contemplated by this Agreement.
(b)    Purchasers shall be responsible for all fees and expenses related to the Financing. Accordingly, Purchasers shall promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys' fees of one counsel and fees and expenses of the Company Entities' accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents and participating in any meetings) incurred by any Company Entity in connection with their cooperation pursuant to this Section 6.08 or otherwise in connection with the Financing. Purchasers shall indemnify and hold harmless Seller, the Company Entities and their respective Affiliates and all of their respective directors, officers, managers, employees and representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except to the extent arising from (x) information furnished in writing by or on behalf of the Company Entities or (y) the gross negligence, bad faith or Fraud of the Company, the Company Entities or Seller.
Article VII

POST-CLOSING COVENANTS

7.01    Further Assurances. From and after the Closing, upon the reasonable request of any party and upon reimbursement of any such other party's out-of-pocket expenses, any other party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all such further documents and instruments and shall take, or cause to be taken, all such further actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.
7.02    Director and Officer Liability and Indemnification.
(a)    For a period of six years after the Closing Date, Purchasers shall not, and shall not permit any Company Entity to, amend, repeal or modify any provision of the Charter Documents of any Company Entity as in effect on the date of this Agreement relating to the exculpation or indemnification currently existing in favor of any current or former officers, directors or general partners of the Company Entities (the "D&O Indemnified Persons"), in each case relating to a state of facts existing at or prior to the Closing, without the written consent of such affected D&O Indemnified Person.
(b)    Effective as of the Closing, the Company will cause Truco Enterprises to obtain an irrevocable "tail" insurance policy with respect to the existing policy of directors' and officers' liability insurance maintained by Truco Enterprises as of the date of this Agreement covering those Persons who are currently covered by such existing policies with a claims period of six years from the Closing Date and with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under such existing policies, in each case with respect to matters existing or occurring at or prior to the Closing; provided that in no event shall the aggregate costs and fees of purchasing such tail policies exceed three hundred percent (300%) of the aggregate annual premiums currently payable by Truco Enterprises with respect to such existing policies. Purchasers shall pay one hundred percent (100%) of the costs and fees of purchasing such tail policies.
(c)    If, after the Closing, any Company Entity or any of their respective successors (i) shall consolidate with or merge into any other Person (other than another Company Entity) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person (other than another Company Entity), then, and in each such case, proper provisions shall be made so that the successor of such Company Entity shall assume all of the obligations set forth in Section 7.02(a) and this Section 7.02(c). The provisions of this Section 7.02 are intended for the benefit of, and will be enforceable by, each D&O Indemnified Person and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.
7.03    R&W Insurance Policy. Purchasers shall not, and shall not permit any of their Affiliates to, amend, modify or waive the subrogation provision of the R&W Insurance Policy in a manner that is adverse to Seller or any of its Affiliates or Representatives without the prior written consent of Seller.
7.04    Access to Books and Records. For a period of six (6) years after the Closing Date, Purchasers shall, and shall cause the Company Entities to, provide Seller and its authorized Representatives, upon advance written notice, with reasonable access, during normal business hours, to the books and records of the Company Entities for the period prior to the Closing Date for any legitimate purpose relating to this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Purchasers shall not, and shall not cause the Company Entities to, for a period of six years following the Closing Date, destroy or otherwise dispose of any of the books and records of the Company Entities for any period prior to the Closing Date without first giving prior written notice to Seller and offering to allow Seller at least 60 days to review such books and records prior to such destruction or disposal and, at Seller's expense, remove such books and records as Seller may select. Notwithstanding the foregoing, Purchasers shall not be required to (a) provide access or disclose information to the extent that such access or disclosure would result in the waiver or forfeiture of any attorney-client privilege, work product doctrine or similar privilege or violate any applicable Law or Contract to which either Purchaser or any of its Subsidiaries (including the Company Entities) is a party, or (b) provide any information in connection with any dispute or Legal Proceeding between or among the parties, in which case the applicable rules of discovery shall govern.

7.05    Tax Matters.
(a)    Tax Return Filing. Purchaser2 shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns of the Company Entities for periods ending on or before the Closing Date or for any Straddle Period, in each case, the due date of which (taking into account extensions of time to file) is after the Closing Date (but only if not filed by the Company Entities prior to the Closing Date). All such Tax Returns shall be prepared and filed in a manner consistent with (x) the past procedures and practices and accounting methods of the Company Entities (unless otherwise required by applicable Law and (y) this Section 7.05); provided that, with respect to the preparation and filing of the Tax Returns under this Section 7.05(a) with respect to Income Taxes, such Tax Returns shall reflect all applicable Transaction Tax Deductions so long as such Transaction Tax Deductions are "more likely than not" deductible (or deductible at a higher confidence level) in the Pre-Closing Tax Period and for that purpose, the parties agree, to the extent permitted by applicable Law, that (i) deductions described in clause (X) of the definition of Transaction Tax Deductions (i.e., with respect to Options) and paid on or within 75 days following the Closing Date and (ii) 70% of any success based investment banking or other fees described in clause (Y)(c) of the definition of Transaction Tax Deductions for which the safe harbor election of Rev. Proc. 2011-29 is made (which election shall be made on such Tax Returns to the extent applicable) shall be reflected on such Tax Returns. Purchaser2 shall submit each such Tax Return that is an Income Tax Return to Seller at least forty-five days prior to the due date (taking into account any extensions) for Seller's review. No later than twenty-five days following Seller's receipt of such Tax Return, Seller shall notify Purchaser2 in writing of any dispute with respect to the manner in which such Tax Return is prepared, or the related Tax is calculated. If written notice of a dispute is duly delivered, Purchaser2 and Seller shall negotiate in good faith and use reasonable efforts to resolve such dispute. If Purchaser2 and Seller are unable to resolve a dispute with respect to such Tax Return within ten days after receipt by Purchaser2 of such notice of dispute, any such dispute shall be resolved by the Dispute Resolution Firm and any determination by the Dispute Resolution Firm shall be final, conclusive and binding on the parties; provided, however, if the due date of any such Tax Return (taking into account applicable extensions) is prior to the date that such dispute is resolved, Purchaser2 shall be entitled to file such Tax Return as prepared by Purchaser2 and shall then file an amendment to such Tax Return if the Dispute Resolution Firm determines that the position of Seller with respect to the disputed matter is correct; provided that if an amendment to the Tax Return is not filed because it is determined by Purchaser2 that such amendment is not practicable or because such amendment is otherwise not permitted under applicable Law, all such computations and amounts payable hereunder, including the aggregate consideration payable to Seller hereunder, the amount of Tax refunds (or Overpayment Credits) payable to Seller under Section 7.05(e), and the amount of "Post-Closing Tax Savings" payable to Seller under Section 7.05(g), shall be computed and paid to Seller as if the applicable Tax Returns were prepared consistent with such position of Seller. The costs, fees and expenses of the Dispute Resolution Firm incurred pursuant to this Section 7.05(a) shall be borne equally by Purchasers, on the one hand, and Seller, on the other hand. To the extent permitted or required by applicable Law, the taxable year of any Company Entity that includes the Closing Date shall be treated as closing on (and including) the Closing Date and Purchaser2 shall cause the Company Entities to join Purchaser2's "consolidated group" (as defined in Treasury Regulation Section 1.1502-1(h)) effective on the day after the Closing Date. The parties agree that Purchaser2 and its Affiliates and the Company Entities shall not make an election under Treasury Regulation §1.1502-76(b)(2)(ii)(D) to ratably allocate items (or any make any similar election or ratably allocate items under any corresponding provision of state, local or foreign law) and shall not apply the "next day" rule of Treasury Regulation § 1.1502-76(b)(1)(ii)(B) with respect to any of the Transaction Tax Deductions. Purchaser2 shall cause the Company Entities to timely file all Tax

Returns prepared pursuant to this Section 7.05(a). The preparation and filing of any Tax Return of a Company Entity that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Purchasers.
(b)    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the amount of any Taxes based on or measured by income, gain, profits, receipts, employment, social security, payroll, sales, use, or other transaction-based Taxes of any Company Entity for the portion of the Straddle Period ending on the Closing Date shall be determined based on a closing of the books as of the end of the Closing Date (and for such purpose, the Taxable period of any Company Entity that is a partnership or other pass through entity shall be deemed to end at such time), and the amount of other Taxes of any Company Entity for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period and the balance of such Taxes shall be attributable to the portion of the Straddle Period beginning after the Closing Date.
(c)    Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise property, transfer, value added and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") arising from the transactions contemplated hereby shall be paid by Purchasers and Purchasers shall indemnify Seller with respect to any such Transfer Taxes. The party required by Law to file Tax Returns with respect to such Transfer Taxes shall do so in the time and manner prescribed by Law. Purchasers shall provide Seller with evidence reasonably satisfactory to Seller that such Transfer Taxes have been paid, or if the transactions are exempt from Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption. For the avoidance of doubt, Transfer Taxes shall not include Income Taxes.
(d)    No Section 338 or 336 Election. Neither Purchaser, Seller, a Company Entity nor any of their respective Affiliates shall make any election under Code Section 338 or Code Section 336 (or any similar provisions under state, local, or foreign Law) with respect to the direct or indirect acquisition of the Company Entities by Purchaser2.
(e)    Tax Refunds. After the Closing Date, except to the extent (i) included as an asset, or as a reduction in a liability, in Net Working Capital (including any employment or payroll tax credits included as an asset or reduction in a liability in Net Working Capital) or as an offset or adjustment to the calculation of Indebtedness, in each case, as finally determined hereunder or (ii) attributable to the carryback of any loss from a Post-Closing Tax Period to a Pre-Closing Tax Period, Seller shall be entitled to all Tax refunds (and Overpayment Credits) received by Purchaser2 or any of its Affiliates (including any Company Entity) after the Closing Date for any Pre-Closing Tax Period of a Company Entity (including any Tax refunds attributable to the carryback of items from a Pre-Closing Tax Period). Purchaser2 will pay over to Seller any such Tax refund (but in all cases within ten business days) after actual receipt of such Tax refund (or, in the case of any such Overpayment Credit, promptly (but in all cases within ten business days) upon filing the applicable Tax Return where such Overpayment Credit is used to reduce Taxes otherwise payable), less reasonable out of pocket expenses and Taxes incurred to obtain such Tax refunds or Overpayment Credits. Any Tax refund or Overpayment Credit received or realized with respect to Taxes attributable to any Company Entity for a Straddle Period shall be equitably apportioned between Seller and Purchaser2 in a manner consistent with the principles set forth in Section 7.05(b). Subject to Section 7.05(h), upon reasonable written request by Seller, to the extent permitted by applicable Law, after the Closing, Purchaser2 shall, and shall cause the Company Entities, at the sole cost and expense of Seller, (A) to use commercially reasonable efforts to file for and diligently pursue any Tax refund claims from the Tax period ending on or before the Closing Date and the carrybacks described below in order to legally maximize and obtain any such Tax refunds or credits and (B) to request a refund (rather than a credit in lieu of a refund) with respect to Tax refunds for all Pre-Closing Tax Periods. The parties shall cooperate, and cause their Affiliates to cooperate, with respect to any such refund request or in any such claim for refund. After the Closing, Purchaser2 shall be entitled to any refunds or credits of or against any Taxes of any Company Entity other than any refunds or credits to which Seller is entitled pursuant to this Section 7.05(e) (which, for the avoidance of doubt, shall not limit any payments under Section 7.05(g)).
(f)    Carrybacks. In connection with the preparation of Tax Returns under Section 7.05(a) or as a result of any change in Law extending the taxable years or periods for which net operating losses may be carried back to prior taxable years (e.g., beyond 2020), the Company shall, and shall cause the other Company Entities to, elect to carry back any net operating losses from the tax period ending on the Closing Date, to prior taxable years to the fullest extent permitted by Law (using any available short-form or accelerated procedures (including filing IRS Form 1139 and any corresponding form for applicable state, local and foreign Tax purposes) and, at the sole cost and expense of Seller, filing amended Tax Returns to the extent necessary) and to obtain any potential Tax refunds related thereto
(g)    Post-Closing Tax Savings. If the Closing occurs after December 31, 2020 or if and to the extent the Transaction Tax Deductions are not reflected or included on Tax Returns of the Company Entities for the tax period (or portion thereof) ending on or before the Closing Date, then, after the Closing, Purchaser2 shall pay Seller the amount of any reduction in Income Tax liabilities of Purchaser2 and any of its Affiliates (including the Company Entities), in any Tax period (or portion thereof) beginning after the Closing Date and ending on or before December 31, 2026, that are solely attributable to any Transaction Tax Deductions (or any net operating loss carry forwards solely attributable to the Transaction Tax Deductions in the tax year in which the Closing occurs) of the Company Entities that are not deducted in a Pre-Closing Tax Period and are properly deductible in a Tax period (or portion thereof) beginning after the Closing Date, calculated by comparing the Income Tax liability without any such Transaction Tax Deductions (including any such net operating loss carryforwards) and the Income Tax liability actually payable taking into account such Transaction Tax Deductions (including any such net operating loss carryforwards). Purchaser2 shall pay over to Seller any such reduction in Income Tax liability (as finally determined) within ninety days after the filing of the Tax Return related to such reduction. Promptly (but in any event within ninety days) following the filing of Tax Returns for each period ending on or before December 31, 2026, Purchaser2 shall provide to Seller a computation of (x) the usage of the Transaction Tax Deductions and (y) the amount of any reduction in Income Tax liabilities due to Seller pursuant to this Section 7.05(g), including providing any supporting work papers, schedules and other information reasonably related to the computation of such usage and verification of any amounts payable under this Section 7.05(g). In the event Seller receives a payment pursuant to this Section 7.05(g) and it is later determined that the actual reduction in Income Tax liabilities that are attributable to Transaction Tax Deductions giving rise to the payment is less than the amount previously determined by Purchaser2 in calculating such payment (e.g., a portion of the Transaction Tax Deductions are disallowed as a result of a Legal Proceeding), Seller shall promptly (but within ten business days) after such determination return the portion of the payment received by Seller that would not have been paid to Seller had the payment been calculated correctly (e.g., had the disallowed Transaction Tax Deductions not been claimed), plus any amount of interest charged by the applicable Governmental Authority with respect to such underpayment of Tax attributable to the disallowed Transaction Tax Deductions.
(h)    Tax Covenants. Except as otherwise set forth in the following sentence or pursuant to Section 7.05(a), Section 7.05(e) or Section 7.05(f), from and after the Closing, Purchasers shall not, and Purchasers shall not cause or permit any of its Affiliates (including the Company Entities) to, (i) file, amend or otherwise modify any Tax Return with respect to any Company Entity for any Pre-Closing Tax Period; (ii) make or change any Tax election, accounting method or practice with respect to any Company Entity that has retroactive effect to a Pre-Closing Tax Period; (iii) extend or waive any statute of limitations with respect to Taxes or any Tax Return of any Company Entity for any Pre-Closing Tax Period (except at the request of a Taxing Authority in connection with any audit or other Tax examination or proceeding) or (iv) enter into any voluntary disclosure or similar agreement with a Governmental Authority with respect to Taxes of any Company Entity for any Pre-Closing Tax Period, in each case without the written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed if such action would either reduce the aggregate consideration payable to Seller hereunder or reduce the amount of Tax refunds (or Overpayment Credits) payable to Seller under Section 7.05(e) or reduce the amount of "Post-Closing Tax Savings" payable to Seller under Section 7.05(g) (provided that the parties hereby agree that it is per se reasonable for Seller to withhold, condition or delay consent if any such action would either reduce the aggregate consideration payable to Seller hereunder or reduce the amount of Tax refunds (or Overpayment Credits) payable to Seller under Section 7.05(e) or reduce the amount of "Post-Closing Tax Savings" payable to Seller under Section 7.05(g), in each case, unless Seller is fully reimbursed and otherwise held harmless with respect thereto). Notwithstanding the preceding sentence, if Purchaser2 believes that applicable Law requires the Company Entities to take an action described in clauses (i) through (iii) of the preceding sentence at a “more likely than not” (or higher) confidence level, then Purchaser2 shall deliver written notice of such belief along with a description of the legal basis for determining that such action is so required and Seller shall have twenty days after delivery of such notice to notify Purchaser2 in writing of any dispute of such conclusion and provide the legal basis therefor. If written notice of a dispute and the legal basis therefore is duly delivered, Purchaser2 and Seller shall negotiate in good faith and use reasonable efforts to resolve the dispute. If Purchaser2 and Seller are unable to resolve the dispute within ten days after receipt by Purchaser2 of such notice of dispute (or such longer period as they may mutually agree), then such dispute shall be promptly submitted to and resolved by the Dispute Resolution Firm. The fees and expenses of the Dispute Resolution Firm shall be solely borne by Purchaser2 if the Dispute Resolution Firm agrees with Seller’s position and solely by Seller if the Dispute Resolution Firm agrees with Purchaser2’s position; provided, further, that if the Dispute Resolution Firm determines that applicable Law requires any action described in clauses (i) through (iv) to be taken, Purchaser2 shall have the right to take such action, subject to Seller’s right to review and approve the manner in which such action is taken (such approval not to be unreasonably withheld, conditioned or delayed).
(i)    Cooperation. Purchasers, the Company Entities and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return or claim for refund and any Legal Proceeding with respect to Taxes or Tax Returns of any Company Entity and the computation and verification of any amounts paid or payable to Seller under Section 7.05 (including providing any supporting work papers, schedules or other information reasonably relevant to such computation). Such cooperation will include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such Tax Return or Legal Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(j)    Purchase Price Adjustment. Any amount paid by Seller or Purchasers under Section 1.04 or this Section 7.05 shall be treated as an adjustment to the Final Purchase Price for income Tax purposes, unless, and then solely to the extent, otherwise required by a final determination under applicable Law.
(k)    Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the parties shall treat Purchaser2 as the entity that acquires the Shares so that the Company Entities join Purchaser2’s “consolidated group” as described in Section 7.05(a). The parties shall report, act and file Tax Returns (including any Tax Returns prepared under this Section 7.05) in all respects and for all purposes consistent with the foregoing treatment and no party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.
7.06    Employee Matters.
(a)    Purchasers agree that each Business Employee who is employed by any Company Entity as of immediately prior to the Closing shall, during the 12-month period after the Closing Date, be provided with (i) an annual base salary (or, in the case of an hourly Business Employee, the base hourly wage rate) that is at least equal to the annual base salary (or base hourly wage rate, as applicable) payable to such Business Employee immediately prior to the Closing, and (ii) to the extent applicable to Business Employees, an incentive compensation opportunity (excluding equity incentives), comparable in the aggregate to those (excluding equity incentives) provided to the Business Employees immediately prior to the Closing Date, to the extent such information is made available to Purchasers. Furthermore, Purchasers agree to provide each Business Employee who is employed by any Company Entity as of immediately prior to the Closing, during the 12-month period after the Closing Date, other employee benefits that are comparable in the aggregate to the employee benefits provided to the Business Employees immediately prior to the Closing Date, to the extent such information is made available to Purchasers. If the employment of any Business Employee is terminated within the 12-month period after the Closing Date, Purchasers will provide such Business Employee with severance benefits pursuant to Purchasers' then existing severance plans; provided, however, that the calculation of any such severance benefits shall take into account such Business Employee's service with any Company Entity as well as such Business Employee's service with Purchasers and their Affiliates.
(b)    Following the Closing Date, Purchasers shall use their commercially reasonable efforts to cause any employee benefit plans sponsored or maintained by Purchasers or their Affiliates in which the Business Employees are eligible to participate following the Closing Date (collectively, the "Purchaser Plans") to give each Business Employee service credit for such Business Employee's employment with any Company Entity for purposes of vesting and eligibility to participate under each applicable Purchaser Plan, as if such service had been performed with Purchasers or their Affiliates (except for benefit accrual purposes or to the extent it would result in a duplication of benefits). In addition, Purchasers shall use commercially reasonable efforts to (i) cause to be waived for the Business Employees (and their dependents) all pre-existing condition exclusions, actively-at-work requirements and similar limitations, eligibility waiting periods, and evidence of insurability requirements under the Purchaser Plans, and (ii) cause any deductible, co-insurance, co-payments, and out-of-pocket expenses paid by the Business Employees (and their dependents) under the Employee Benefit Plans or PEO Plans on or before the Closing Date to be taken into account under any applicable Purchaser Plan.
(c)    Purchasers shall provide retention payments in the amounts, and to the persons, set forth in a schedule to be delivered by Purchasers to Seller after the date of this Agreement but before Closing. All such payments, together with the employer's share of payroll taxes thereon, shall be borne by Purchasers.
(d)    Following the Closing Date, and provided that the Company Entities hold the data necessary to do so in a form reasonably acceptable to Purchasers, for each Business Employee, Purchasers shall provide credit to such Business Employee for accrued unused sick leave and/or accrued unused paid time off available to such Business Employee immediately prior to the Closing Date in the applicable sick leave and/or paid time off policy of Purchasers' or their Affiliates.
(e)    Nothing contained in this Agreement shall confer upon any Business Employee any right to continued employment with either Purchaser or any of its respective Affiliates, nor shall anything in this Agreement interfere with the right of either Purchaser or any of its respective Affiliates to relocate or terminate the employment of any of the Business Employees at any time after the Closing Date. Purchasers or their Affiliates, as applicable, shall bear the cost and expense of the termination of the employment with either Purchaser or any of its respective Affiliates of any Business Employee on or after the Closing Date. Nothing contained in this Agreement, express or implied, shall give any Person, other than the parties to this Agreement, any rights or remedies of any nature whatsoever, and no provision of this Section 7.06 shall cause or create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of any Company Entity to enforce the provisions of this Section 7.06 or any other matter related thereto or be construed as an amendment to any Employee Benefit Plan or other benefit plan.
7.07    Change of Name. Within 10 business days after the Closing Date, Seller shall (a) change its legal name to “Tortilla Holdings, LLC” and (b) cause Insignia Truco Holdings, LLC to change its legal name to “Insignia Tortilla Holdings, LLC” (or, in each case, a name that does not include, in whole or in part, the word or words “Truco,” “Truco Enterprises,” “Truco GP,” “Meridian,” “Meridian Brands,” or “Meridian Distribution”). To the extent Seller has any Affiliate whose name includes any of the word or words referenced in this Section 7.07, Seller shall cause such Affiliate to take the actions required by Seller pursuant to this Section 7.07 to change such name. Seller shall deliver evidence of filings with the jurisdiction of formation with respect to such name changes to Purchasers within 20 business days following the Closing Date.
7.08    2020 Employee Bonuses. No later than January 15, 2021, Purchasers shall, or shall cause the applicable Company Entity to, pay to each employee of the Company Entities set forth on Schedule 7.08 a performance bonus with respect to the Company Entities’ 2020 fiscal year in at least the amount set forth opposite each such individual’s name on Schedule 7.08.
Article VIII

TERMINATION
8.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Purchasers and Seller;

(b)    by Purchasers, if:
(i)    there has been a material breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement, such that the conditions specified in Section 2.01 would not be satisfied at Closing, and (x) either Purchaser has provided written notice to the Company and Seller of such material breach and its intent to terminate this Agreement pursuant to this Section 8.01(b)(i) and (y) the Company or Seller, as applicable, has not cured such material breach within twenty days (or by the End Date, if sooner) after receiving such written notice thereof from such Purchaser; provided, however, that Purchasers shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(i) if there has been a material breach by either Purchaser of any covenant, representation or warranty contained in this Agreement such that the conditions specified in Section 2.01 would not be satisfied at Closing; or
(ii)    the Closing has not occurred by the End Date; provided, however, that Purchasers shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(ii) if either Purchaser's breach of this Agreement has resulted in the failure of the Closing to occur by the End Date or has prevented the consummation of the Closing;
(c)    by Seller, if:
(i)    there has been a material breach by either Purchaser of any covenant, representation or warranty contained in this Agreement such that the conditions specified in Section 2.02 would not be satisfied at Closing, and (x) Seller has provided written notice to Purchasers of such material breach and its intent to terminate this Agreement pursuant to this Section 8.01(c)(i) and (y) Purchasers have not cured such material breach within twenty days (or by the End Date, if sooner) after receiving such written notice thereof from Seller; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(i) if there has been a material breach by the Company or Seller of any covenant, representation or warranty contained in this Agreement such that the conditions specified in Section 2.02 would not be satisfied at Closing; or
(ii)    the Closing has not occurred by the End Date; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.01(c)(ii) if Seller's breach of this Agreement has resulted in the failure of the Closing to occur by the End Date or has prevented the consummation of the Closing; or
(d)    by either Purchaser or Seller, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling enjoining, restraining or prohibiting the transactions contemplated hereby, which injunction, judgment, order or ruling shall have become final and non-appealable.
The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other parties hereto.
8.02    Effect of Termination. If either of Purchasers or Seller validly terminates this Agreement pursuant to Section 8.01, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party, except that the provisions of Section 6.08(b), this Article VIII and Article X (other than Section 10.11) and the Confidentiality Agreement shall survive the termination of this Agreement; provided that no termination of this Agreement shall in any way limit any claim by a party that another party willfully and intentionally breached the terms of this Agreement prior to or in connection with such termination, nor shall such termination limit the right of any non-breaching party to seek all other remedies available to it at law or equity; provided, further, that a failure of (a) Purchasers to consummate the Closing at a time when all of the conditions to Closing set forth in Section 2.01 have been satisfied or waived shall be deemed to be an intentional and willful breach by Purchasers of the terms of this Agreement, and (b) Seller to consummate the Closing at a time when all of the conditions to Closing set forth in Section 2.02 have been satisfied or waived shall be deemed to be an intentional and willful breach by Seller of the terms of this Agreement.
Article IX

DEFINITIONS
9.01    Definitions. For purposes of this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:
“Accrued Taxes” means the liability for Income Taxes of the Company Entities unpaid as of the Closing Date for the (i) taxable period (or portion thereof) ending on and including the Closing Date or (ii) if the Closing Date is after December 31, 2020, then for the taxable period (or portion thereof) ending on and including December 31, 2020 and the taxable period (or portion thereof) ending on and including the Closing Date, in each case, computed in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Income Taxes and only with respect to those jurisdictions in which the Company and its Subsidiaries have previously filed Tax Returns (or jurisdictions in which the Company or any of its Subsidiaries commenced activities on or after January 1, 2020 and prior to the Closing Date) with respect to the type of Income Taxes to be taken into account, and, for purposes of calculating any such liability for Income Taxes, (A) all Transaction Tax Deductions shall be taken into account to the extent "more likely than not" deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and consistent with the first proviso of Section 7.05(a), and applying, to the extent applicable, the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any "success based fees," (B) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser2 or any other transactions entered into by or at the direction of Purchaser2 in connection with the transactions contemplated hereby shall not be taken into account, (C) any Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing shall be excluded, and (D) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Income Taxes or with respect to uncertain Tax positions shall be excluded.
"Adjustment Escrow Amount" means $500,000.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, contract or otherwise. For the avoidance of doubt, (a) Affiliates of Seller will, prior to Closing, include the Company Entities, and (b) Affiliates of Purchasers will, after the Closing, include the Company Entities.
"Aggregate Exercise Amount" means the sum, without duplication, of the aggregate dollar amount that would be received by the Company in respect of the exercise price upon the full exercise (and not any net exercise) by all of the Optionholders of all vested Options outstanding immediately prior to the Closing.
"Ancillary Agreements" means the Escrow Agreement, the Management Services Termination Agreement, the Non-Solicit Agreement, the IP APA, the agreements attached as exhibits to the IP APA and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by either Purchaser, Seller or any Company Entity in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement.
"Applicable Accounting Principles" means the accounting methods, principles, policies, practices and procedures set forth on Exhibit H.
"Broker Agreements" means agreements entered into by a Company Entity with a broker or sales agent in the ordinary course of business pursuant to which the broker or sales agent is granted exclusive rights in a designated territory or market.
"business day" means a day except a Saturday, a Sunday or other day on which the banks in Dallas, Texas are authorized or required by Law to be closed.
"Business Employee" means each employee of any Company Entity (including any employees who are absent from work on leave of absence or otherwise).
"Cash on Hand" means, with respect to the Company Entities (without duplication), the aggregate amount, which may be a positive or negative number, expressed in dollars, of (a) all cash and cash equivalents (including marketable securities and short term investments), less (b) issued but uncleared checks and bank drafts and overdrafts, plus (c) checks, other wire transfers, cash-in-transit and drafts which have been received but not yet cleared, so long as such item clears, less (d) cash and cash equivalents restricted from use or used as collateral for, or otherwise to provide credit support for, any Liabilities under any letter of credit or otherwise required by a Contract, in each case, as of the Effective Time.
"Charter Documents" means with respect to a corporation, the certificate or articles of incorporation and bylaws; with respect to a limited liability company, the certificate of formation or organization and the operating or limited liability company agreement; with respect to a limited partnership, the certificate of limited partnership and the limited partnership agreement; or with respect to any other Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of such Person, each as amended and in effect as of the date of this Agreement.
"Code" means the Internal Revenue Code of 1986.
"Company Entities" means collectively, the Company, Meridian Distribution, Meridian Brands, Truco Enterprises and Truco GP. The Company Entities are sometimes referred to herein individually as a "Company Entity."
"Company Intellectual Property Rights" means all Intellectual Property Rights owned, purported to be owned, used, or held for use by any Company Entity or otherwise necessary for the operation of their business.

"Company-Owned Intellectual Property Rights" means all Intellectual Property Rights owned or purported to be owned by, or with respect to Domain Names, registered in the name of, any Company Entity.
"Contract" means any contract, subcontract, agreement, license, sublicense, lease, sublease, indenture, deed of trust, mortgage, bond, promissory note or other legally binding instrument, commitment or undertaking, whether written or oral.
"Controlled Group" means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any Company Entity or (b) which together with any Company Entity is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
"COVID-19" means SARS-CoV-2 or COVID-19 and any associated epidemics or pandemics.
"Effective Time" means 12:01 a.m. prevailing Central Time on the Closing Date.
"Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA, any "nonqualified deferred compensation plan" as defined in Section 409A of the Code, or any severance arrangement, salary continuation, bonus, commission, incentive, stock option, retirement, pension, profit sharing, deferred compensation, retention agreement, retention plan, benefits continuation, salary continuation, tuition reimbursement, dependent care assistance, legal assistance, fringe benefit (cash or non-cash), vacation, holiday, sick leave, insurance, death benefit, unemployment, cafeteria, health, medical, dental, vision, hearing, disability, or other compensatory or health or welfare benefit and other similar agreement, plan, contract, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, which is maintained, sponsored, contributed to, or required to be contributed to by any Company Entity for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of any Company Entity or any spouse or dependent of such individual, or under which any Company Entity has or may have any Liability, contingent or otherwise, other than any PEO Plan or any plan or program maintained and required to be established by a Governmental Authority.
"End Date" means March 1, 2021.
"Environmental Law" means all applicable Laws concerning pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety (to the extent relating to exposure to Hazardous Substances), or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) as enacted prior to and in effect as of the Closing Date, including all such Laws relating to the emission, discharge, Release or threatened Release, manufacture, processing, distribution, use, generation, treatment, storage, transport, disposal, or handling of any Hazardous Substances. The term "Environmental Law" include the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. ("CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community

Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and (to the extent relating to exposure to Hazardous Substances) the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
"Environmental Permit" means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974.
"Escrow Agent" means Citibank, N.A.
"Financing Sources" means the parties to the Debt Commitment Letter and the other Persons (other than Purchasers and their Affiliates), if any, that provide, or commit to provide or arrange or otherwise enter into agreements in connection with the Financing or other financing in connection with the transactions contemplated by this Agreement and any joinder agreements, commitment letters, engagement letters, indentures, credit agreements or any definitive documentation entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, managers, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in such financing and the successors and assigns of each of the foregoing.
"Fully Diluted Shares" means (a) the aggregate number of shares of common stock of the Company outstanding immediately prior to the Closing plus (b) the aggregate number of shares of common stock of the Company issuable upon exercise of all vested Options outstanding immediately prior to (but after giving effect to any vesting of Options that would occur because of) the Closing.
"GAAP" means United States generally accepted accounting principles, consistently applied.
"Governmental Authority" means any federal, state, local, municipal, foreign or other governmental or administrative body, instrumentality, department or agency or any quasi-governmental or private body exercising any regulatory, enforcement or other governmental or quasi-governmental authority or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Taxing Authority.
"Hazardous Substance" means any material, chemical, waste, product, derivative, compound, pollutant, mixture, solid, liquid, mineral or gas, whether naturally occurring or manmade, that is defined, listed, classified or regulated as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous wastes, restricted hazardous wastes, toxic substances, toxic pollutants, contaminants, pollutants, radioactive materials, petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls pursuant to Environmental Laws.
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
"Income Tax Return" means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any Laws or administrative requirements relating to any Income Tax.

"Income Taxes" means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.
"Indebtedness" means (A) Accrued Taxes, (B) the amount of the accrued royalty payable to OTBA as of the Closing (without duplication of any amounts included in the IP Purchase Price), and (C) all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the payment of such obligation) of any Company Entity (without duplication) as of immediately prior to the Closing in respect of: (a) any indebtedness of any Company Entity for borrowed money, (b) any indebtedness of any Company Entity evidenced by any note, bond, debenture or similar instrument, (c) the deferred purchase price of property or services, including earn-outs, contingent payments, payments under non-compete agreements and seller notes, with respect to which any Company Entity is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business), (d) under capitalized leases, determined on a consolidated basis in accordance with GAAP, applied on a basis consistent with the Applicable Accounting Principles, which capitalized leases are set forth on Schedule 9.01(a), (e) any reimbursement obligations of any Company Entity under letters of credit, bankers' acceptances, surety or other bonds or similar instruments, in each case, to the extent drawn, (f) any Liabilities secured by a Lien on the assets of any Company Entity, (g) interest rate or currency swaps, hedges or similar forward arrangements, (h) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) of any Company Entity deferred pursuant to Section 2302 of the CARES Act (without duplication of any such amounts included in Net Working Capital) and (i) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (h) to the extent guaranteed by any Company Entity.
"Intellectual Property Rights" means all worldwide rights, title and interests in and to all proprietary rights of every kind and nature pertaining to or deriving from any of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) foreign and domestic patents and patent applications (including reissuances, divisions, renewals, provisional applications, continuations, continuations in part, revisions, extensions, substitutions and reexaminations), and all inventions (whether patentable or not), invention disclosures, and improvements thereof (collectively, "Patents"); (b) trademarks, service marks, trade names, trade dress, logos, slogans and all other devices used to identify any product, service, business or company, whether registered or unregistered or at common law, including all foreign and domestic applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, "Marks"); (c) Internet domain names, and other Internet addresses, and user names, accounts, including social networking and social media accounts and handles, pages, and online identities (and all goodwill associated with any of the foregoing, if any) (collectively, "Domain Names"); (d) copyrights, original works of authorship, and all databases and data collections, whether registered or unregistered, and including all applications, registrations and renewals of any such thing, and all moral rights and neighboring rights associated therewith ("Copyrights"); (e) know-how and trade secrets, including source code, object code, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, manufacturing processes, customer and market lists, technical data, specifications, research and development information, technology and product roadmaps, proprietary data, databases and database rights (including sui generis rights), including Personal Information, technical data and other proprietary data and other proprietary or confidential information; (f) rights in all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or other readable code (collectively, "Software"); (g) rights of publicity and rights of privacy; (h) trade dress including the look and feel, decor, physical appearance, layout, and atmosphere of or in any retail establishment, product or package, and all goodwill associated with the foregoing; and (i) all income, royalties, damages and payments due or payable as of the Closing Date or thereafter with respect to the foregoing (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present and future infringements or misappropriations thereof and any and all corresponding rights that now or hereafter may be secured throughout the world, and all copies and tangible embodiments of any of the foregoing.
"IP APA" means that certain Asset Purchase Agreement, dated as of the date hereof, by and among Seller, Purchaser1 and OTBA, together with all exhibits attached thereto, in the form attached hereto as Exhibit A.
"IP Purchase Price" means the "Purchase Price" as defined in the IP APA.
"Law" means any law, statute, rule, code, regulation, treaty, ordinance, legal requirement, directive, judgment, injunction, order, decree or other restriction of any court or Governmental Authority or similar provision having the force or effect of Law.
"Legal Proceeding" means any judicial, administrative, arbitral or Tax action, suit, claim, demand, hearing, audit, examination, contest, investigation or proceeding (public or private) by or before a Governmental Authority or arbitrator.
"Liability" means any debt, liability, commitment, loss, cost, damage, deficiency, royalty, penalty, Tax, expense, interest, fine, monetary settlement, monetary award or monetary judgment, or monetary obligation of any kind, character or nature whatsoever, whether known or unknown, asserted or unasserted, choate or inchoate, secured or unsecured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.
"Liens" means, with respect to any property or asset, any mortgage, charge, pledge, lien, license, assignment, hypothecation, security interest, encumbrance, title retention, right of first refusal, right of first offer or any other security agreement or arrangement of any kind or nature whatsoever in respect of such property or asset.
"Lookback Date" means January 1, 2017.
"Material Adverse Effect" means any state of facts, event, effect, development, condition, fact, circumstance, occurrence or change (a "Change") that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets or results of operations of the Company Entities taken as a whole; provided that, none of the following (or the results thereof), either alone or in combination with any other Change in clauses (i) through (viii) below, will constitute, or be taken into account in determining whether a Material Adverse Effect has occurred: (i) any Change that is generally affecting the industries or markets in which the Company Entities operate, (ii) any national or international political, social or regulatory conditions, including any acts of terrorism, sabotage, cyber-attack, military action, declaration of a national emergency or war (regardless of whether declared), or any escalation or worsening thereof, (iii) Changes that are the result of economic factors generally affecting the United States or worldwide economy or Changes in the financial, banking or securities markets, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, epidemic, disease outbreak, weather condition, explosion, fire or other act of God, regardless of whether caused by any Person, (v) any Law issued by a Governmental Authority providing for business closures, "sheltering-in-place" or other similar restrictions that relate to or arise out of COVID-19 or any other epidemic or pandemic, (vi) changes in GAAP or changes in Laws or the enforcement thereof, in each case, effected after the date of this Agreement, (vii) (a) the taking of any action required by this Agreement or at the written request of Purchasers, (b) the failure to take any action if such action is prohibited by this Agreement and Purchasers do not consent thereto after receipt of a written request by the Company, or (c) the public announcement or pendency of the transactions contemplated by this Agreement or the identity of Purchasers, or (viii) any failure, in and of itself, to meet any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets (but the underlying event, circumstance, state of facts or cause of any such failure, to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect, may be taken into account in determining whether a Material Adverse Effect has occurred), except, in the case of clauses (i) through (iv) and clause (vi), to the extent such Change in clauses (i) through (iv) or (vi) has a materially disproportionate impact on the Company Entities, taken as a whole, as compared to other comparable entities operating in the industries and markets in which the Company Entities operate.
"Material Customer" means any of the ten (10) largest customers of the Company Entities, measured by the dollar amount of aggregate revenue generated by the Company Entities in respect of such customer, for (a) the twelve-month period ended on December 31, 2019 or (b) the 9-month period ended on September 30, 2020.
"Material Supplier" means any of the ten (10) largest suppliers of the Company Entities, measured by the dollar amount of aggregate expenditures by the Company Entities in respect of such supplier, for (a) the twelve-month period ended on December 31, 2019 or (b) the 9-month period ended on September 30, 2020.
"Meridian Brands" means Meridian Brands, Inc., a Delaware corporation.
"Meridian Distribution" means Meridian Distribution Company, a Delaware corporation.
"Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA.
"Net Working Capital" means, as of the Effective Time, (a) the current assets of the Company Entities set forth on Exhibit I attached hereto, minus (b) the current liabilities of the Company Entities set forth on Exhibit I attached hereto, in each case, calculated on a consolidated basis, after eliminating any intercompany amounts; provided that (i) Net Working Capital shall exclude Cash on Hand, any Indebtedness, any Transaction Expenses, any Income Taxes and any deferred Tax assets or deferred Tax liabilities, (ii) (x) the current assets of the Company Entities in Net Working Capital shall include the aggregate amount of any and all “employee retention credits” claimed by the Company Entities for Pre-Closing Tax Periods pursuant to Section 2301 of the CARES Act (except to the extent such “employee retention credits” have either (A) been received in cash, (B) have reduced cash payments to the IRS by offsetting such “employee retention credits” against other unpaid liabilities for Taxes to the IRS or (C) have reduced a liability for Taxes in Net Working Capital) and (y) the current liabilities of the Company Entities in Net Working Capital shall be increased by 50% of the aggregate amount of any and all “employee retention credits” claimed by the Company Entities for Pre-Closing Tax Periods pursuant to Section 2301 of the CARES Act (whether or not otherwise included in Net Working Capital) up to the first $250,000 of such employee retention credits so claimed, and the current liabilities of the Company Entities in Net Working Capital shall be increased by 100% of the aggregate amount of any and all such employee retention credits so claimed in excess of $250,000, (iii) the liability for Non-Income Taxes included as a current liability in Net Working Capital shall be calculated as the liability for Non-Income Taxes unpaid as of the Closing Date (a) for the taxable period (or portion thereof) ending on and including the Closing Date or (b) if the Closing Date is after December 31, 2020, then for the taxable period (or portion thereof) ending on and including December 31, 2020 and the taxable period (or portion thereof) ending on and including the Closing Date, in each case computed in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns for Non-Income Taxes and only with respect to those jurisdictions in which the Company and its Subsidiaries have previously filed Tax Returns (or jurisdictions in which the Company or any of its Subsidiaries commenced activities on or after January 1, 2020 and prior to the Closing Date) with respect to the type of Non-Income Taxes to be taken into account, and, for purposes of calculating any such liability for Non-Income Taxes, (A) any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser2 or any other transactions entered into by or at the direction of Purchaser2 in connection with the transactions contemplated hereby shall not be taken into account, (B) any Non-Income Taxes attributable to transactions outside the ordinary course of business on the Closing Date after the time the Closing shall be excluded, and (C) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Non-Income Taxes or with respect to uncertain Tax positions shall be excluded, (iv) Net Working Capital shall be calculated in accordance with the Applicable Accounting Principles and consistent with the illustrative calculation of Net Working Capital as of August 31, 2020 set forth on Exhibit I, which illustrative calculation is in accordance with the Applicable Accounting Principles, and (v) Net Working Capital shall not include any purchase accounting adjustments resulting from the consummation of the transactions contemplated by this Agreement.
“Non-Income Taxes” means Taxes other than Income Taxes.
"Overpayment Credits" means any overpayment of Taxes from a Pre-Closing Tax Period applied to reduce Taxes in a tax period beginning after the Closing Date.
"PEO Plan" means any benefit or compensation plan or arrangement maintained by a third party professional employer organization for the benefit of employees of any Company Entity and under which any Company Entity is a participating employer.
"Permitted Liens" means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Legal Proceedings by the Company Entities; (ii) mechanics', carriers', workers', repairers', landlords' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Company Entities); (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Company Entities' business; (v) Liens arising under worker's compensation, unemployment insurance and similar legislation; (vi) Liens on goods in transit incurred pursuant to documentary letters of credit; (vii) non-exclusive licenses of Intellectual Property Rights, including pursuant to Broker Agreements, and (viii) Liens set forth on Schedule 9.01(b).

"Per Share Estimated Purchase Price" means (i) the sum of (a) the Estimated Purchase Price, plus (b) the Aggregate Exercise Amount, divided by (ii) the Fully Diluted Shares.
"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.
"Personal Information" means any information that relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or any particular device, any information that could reasonably be used to locate or contact an individual, and any information that is considered "personal information", "personally identifiable information" or "personal data" under applicable Privacy Laws. Personal Information includes name, address, an identification number, location data, online identifiers (such as IP address), genetic information, biometric information, characteristics of an individual's physical, physiological, genetic, mental, economic, professional, cultural or social identity, information about philosophical or political beliefs, trade union membership, and financial information, such as payment card number and bank information.
"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such taxable beginning after the Closing Date.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion of such Straddle Period up to and including the Closing Date.
"Products" means the food products sold by the Company Entities.
"Purchaser Fundamental Warranties" means the representations and warranties set forth in Sections 5.01, 5.02(a), 5.02(b)(i), 5.02(c) and 5.04.
"R&W Insurance Policy" means that certain buyer-side representation and warranty insurance policy issued by Liberty Surplus Insurance Corporation to Purchasers.
"Registered Company Intellectual Property" means registrations, issuances, and pending applications for registrations or issuances of any Company-Owned Intellectual Property Rights, as well as any Domain Names registered in the name of a Company Entity comprising the Company-Owned Intellectual Property Rights.
"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
"Representatives" means, with respect to any Person, any officer, manager, director, principal, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933.

"Seller Fundamental Warranties" means the representations and warranties set forth in Sections 3.01, 3.02(a), 3.03(a), 3.03(b)(i), 3.03(c), 3.04(a), 3.04(c), 3.24, 4.01, 4.02(a), 4.02(b)(i), 4.02(c), 4.03 and 4.05.
"Seller Group" means (a) the affiliated group (as defined in Section 1504(a) of the Code) in which the Company is the common parent, and (b) with respect to each state, local or foreign jurisdiction in which any Company Entity or any of their Affiliates files a consolidated, combined or unitary Tax Return and in which any Company Entity is or is required to be included in the group with respect to which such Tax Return is filed.
"Seller's Knowledge" means (a) the actual knowledge of Shane Chambers, Stephen Slack or Maja Teeples, and (b) the knowledge of each such Person that would reasonably be expected to have been obtained after due inquiry by such Person.
"Straddle Period" means a tax period that includes, but does not end on, the Closing Date.
"Subsidiary" means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock or units entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
"Target Working Capital" means $11,200,000.
"Tax" all (a) U.S. federal, state, local, municipal and foreign income, profits, franchise, sales, use, ad valorem, personal property, other property, unclaimed property or escheat (whether or not treated as a tax under applicable Law), severance, production, excise, stamp, stamp duty revenue tax, stamp duty land tax, documentary, real property, real property transfer or gain, gross receipts, goods and services, registration, capital, capital stock, transfer, withholding, estimated, alternative, minimum, add-on minimum, value added, natural resources, entertainment, amusement, occupation, premium, windfall profit, environmental, customs, duties, special assessment, social security, national insurance contributions, unemployment, disability, payroll, license, employee, healthcare or other tax of any kind whatsoever (whether payable directly or by withholding), including any interest, penalties, or additions to tax, imputed underpayments, or additional amounts in respect of the foregoing,(b) Liability for the payment of any amounts of the type described in clause (a) above arising as a result of being (or ceasing to be) a member of any affiliated, consolidated combined, unitary or aggregate group (or being included (or required to be included) in any Tax Return relating thereto); and (c) Liability for the payment of any amounts of the type described in clause (a) of another Person as a result of any transferee or secondary Liability or any Liability assumed by Contract, Law or otherwise.
"Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
"Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.
"Transaction Expenses" means, to the extent unpaid as of immediately prior to the Closing, (a) all costs and expenses incurred by Seller or any Company Entity in connection with the negotiation, preparation, execution or delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including fees and expenses of any advisors, experts, brokers, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (b) the aggregate amount of the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes incurred, or to be incurred, by any Company Entity in connection with the payment of the Option Consideration, and (c) all amounts payable by any Company Entity to any Person, to the extent resulting from the consummation of the transactions contemplated by this Agreement, regardless of whether such amounts are due upon or after Closing, including any "change of control," retention or transaction bonus, bonus agreements of the type described as Dividend Bonus Agreements in the Disclosure Schedule or other similar arrangements or any accelerations of or increases in rights or benefits to the extent resulting from the consummation of the transactions contemplated by this Agreement, and the employer portion of any payroll, social security, disability, workers compensation, unemployment or similar Taxes incurred, or to be incurred, by any Company Entity in connection with the payment of any such obligations by such Company Entity; but Transaction Expenses do not include the Option Consideration, the retention payments referred to in Section 7.06(c) or severance payments to Business Employees whose employment is terminated by or at the written direction of Purchasers.
"Transaction Tax Deductions" means (X) the amount of deductions attributable to the exercise or cancellation of Options, including the payment of the Option Consideration and (Y) to the extent they are paid on or before the Closing by any Company Entity or constitute a Transaction Expense or Indebtedness, without duplication, the aggregate amount of (a) all stay bonuses, sale bonuses, change in control payments, retention payments, synthetic equity or similar payments made or to be made by any Company Entity in connection with or resulting from the Closing; (b) all fees, expenses, prepayment premiums and interest (including amounts treated as interest for federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by any Company Entity, plus the write-off of any deferred financing fees, in each case, with respect to the payment of Indebtedness in connection with the Closing; (c) all fees, costs and expenses incurred by any Company Entity in connection with or incident to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including any such legal, accounting and investment banking fees, costs and expenses; (d) any fees paid by a Company Entity under any applicable management agreement(s) in connection with the Closing; and (e) any employment Taxes paid by a Company Entity with respect to the amounts set forth in clauses (X) or (Y) of this definition. To the extent permitted by applicable Law, the parties hereto shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success based fees for purposes of the foregoing clause (Y)(c).
"Treasury Regulations" means the Treasury regulations promulgated under the Code.
"Truco Enterprises" means Truco Enterprises, LP, a Delaware limited partnership.
"Truco GP" means Truco GP, Inc., a Delaware corporation.

9.02    Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Transaction	6.05
Anti-Corruption Laws	3.16(c)
Audited Financial Statements	3.05(a)
Base Value	1.01(b)
CARES Act Closing	3.08(p) 1.02
Closing Date	1.02
Closing Date Share Consideration	1.03(c)(i)
Company	Preamble
Confidentiality Agreement	6.04
COVID-19 Assistance	3.10(c)
D&O Indemnified Persons	7.02(a)
Data Room	9.03
Debt Commitment Letter	6.08(a)
Designated Courts	10.10(a)
Disclosure Schedule	Article III
Dispute Resolution Firm	1.04(b)
Disputed Items	1.04(b)
Downward Amount	1.04(e)
EIP	3.04(c)
Escrow Agreement	1.03(a)(iv)
Estimated Cash on Hand	1.04(a)
Estimated Indebtedness	1.04(a)
Estimated Net Working Capital	1.04(a)
Estimated Purchase Price	1.01(b)
Estimated Transaction Expenses	1.04(a)
FDA	3.14(a)
Final Purchase Price	1.04(c)
Financial Statements	3.05(a)
Financing	6.08(a)
Food Authorities	3.14(a)
Food Safety Laws	3.14(a)
FTC	3.14(a)
Insurance Policies	3.15(a)
Interim Financial Statements	3.05(a)
Internal Controls	3.05(d)

Latest Balance Sheet Leased Real Property	3.05(a) 3.09(a)
Licenses-In	3.11(a)
Licenses-Out	3.11(a)
Management Services Termination Agreement	1.03(a)(ii)
Material Contracts	3.10(a)
New Arrangements	6.06
Non-Active IP Non-party Affiliates	3.11(a) 10.17
Non-Solicit Agreement	1.03(a)(iii)
Objections Statement	1.04(b)
Optionholder Consideration Schedule	1.04(a)
Optionholder Payment Amount	1.01(c)
Optionholders	1.01(c)
Options	Preamble
OTBA	Preamble
Payoff Letter	1.03(b)(iii)
Permits	3.16(b)
Pre-Closing Statement	1.04(a)
Preliminary Closing Statement	1.04(b)
Privacy Commitments	3.20(a)
Privacy Laws	3.20(a)
Privacy Policies	3.20(a)
Processing	3.20(a)
Purchaser Plans	7.06(b)
Purchaser1	Preamble
Purchaser2	Preamble
Purchasers or Purchaser	Preamble
Schedule	Article III
Section 280G Payments	6.06
Security Breach	3.20(b)
Seller	Preamble
Shares	Preamble
Subprocessors	3.20(a)
Transaction Invoices	1.03(b)(vi)
Transfer Taxes	7.05(c)
Upward Amount	1.04(d)
USDA	3.14(a)
Vendor Management Program	3.20(a)

9.03    Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including, without limitation." The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Article, Paragraph, Schedule, Exhibit, Clause or Recital shall refer, respectively, to Sections, Subsections, Articles, Paragraphs, Schedules, Exhibits, Clauses and Recitals of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word "or" shall not be exclusive. References to "written" or "in writing" include in electronic form. References herein to any Person shall include such Person's heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 9.03 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to "days" shall mean calendar days unless business days are specified; provided that if any action is required to be done or taken on a day that is not a business day, then such action shall be required to be done or taken not on such day but on the first succeeding business day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that, with respect to any Contract listed (or required to be listed) on the Disclosure Schedule, all amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the Disclosure Schedule. With respect to the determination of any period of time, the word "from" means "from and including" and the words "to" and "until" each means "to and including." References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, covenant or agreement. The word "extent" in the phrase "to the extent" (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." An accounting term not otherwise defined in this Agreement has the meaning assigned to it in GAAP. All amounts in this Agreement are stated and shall be paid in United States dollars. Any information or materials shall be deemed provided, made available or delivered to Purchasers if such information or materials have been posted to the electronic data room maintained by Seller and its financial advisors on the Merrill Datasite online-platform under the data room entitled "Project Truco 2020" (the "Data Room") as of 12:01 a.m., Central Time two days before the date of this Agreement.
Article X

MISCELLANEOUS

10.01    Survival. Each of the representations and warranties (other than the representations and warranties set forth in Sections 3.25, 4.06, 5.08 and 5.09, which shall survive the Closing indefinitely), and each of the covenants and agreements that requires performance prior to the Closing, in each case, as set forth in this Agreement or in any certificate delivered hereunder, shall terminate at and as of the Closing. Without limiting the foregoing, the sole and exclusive recourse of Purchaser for any breach of any such representations and warranties shall be against the R&W Insurance Policy. Each of the covenants and agreements set forth in this Agreement or in any certificate delivered hereunder that requires performance at or after the Closing shall survive the Closing indefinitely (with the parties hereto agreeing to contractually lengthen any applicable statutes of limitation) unless such covenant or agreement specifies a term, in which event such covenant or agreement shall survive for such specified term plus 90 days. Nothing in this Section 10.01 eliminates any Liability for Fraud. “Fraud” means actual and intentional common law fraud under Delaware Law by a party to this Agreement with respect to the representations and warranties made by such party in this Agreement and, for the avoidance of doubt, does not include any claim based on constructive knowledge or negligent misrepresentation.
10.02    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, one business day after deposit with Federal Express or similar overnight courier service, upon transmission by electronic mail (with confirmation of transmission) if successfully transmitted during normal business hours and, if not, the next business day after successful transmission or three days after being mailed by first class mail, return receipt requested. Notices, demands and communications to Purchasers, Seller and the Company shall, unless another address is specified in writing, be sent to the addresses indicated below:
(a)    if to Purchasers and, after the Closing, the Company:
Utz Quality Foods, LLC
900 High Street
Hanover, Pennsylvania 17331
Attn: Dylan B. Lissette
Email:

with a copy to:
Cozen O’Connor
One Liberty Place
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attn: Larry P. Laubach
Email: llaubach@cozen.com

(b)    if to Seller and, prior to the Closing, the Company:
c/o Insignia Capital Partners
1333 N. California Blvd.
Ste. 520
Walnut Creek, CA 94596
Attn: Dave Lowe and Tony Broglio
Email:

with a copy to:
Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, IL 60654
Attn: Sanford E. Perl, P.C. and Robert A. Wilson, P.C.
Email: sperl@kirkland.com and Robert.wilson@kirkland.com

10.03    Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement and understanding of the parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.
10.04    Expenses. Except as otherwise provided in this Agreement, (a) Purchasers shall pay the fees, costs and expenses of either Purchaser incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, (b) Seller shall pay the fees, costs and expenses of Seller incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel and (c) the Company shall pay the fees, costs and expenses of the Company Entities incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees, costs and expenses of its financial advisors, accountants and counsel. Notwithstanding the foregoing provisions of this Section 10.04, all fees, costs and expenses referenced in subsections (b) and (c) shall be Transaction Expenses.
10.05    Amendment; Waiver. This Agreement may not be modified, amended, supplemented, cancelled or discharged, except by a written instrument executed by Purchasers and Seller; provided that with respect to any amendment, supplementation or modification to this Section 10.05, Section 10.06, Section 10.09, Section 10.10 and Section 10.17 (and any provision of this Agreement to the extent an amendment, supplement or modification of such provision would modify the substance of any of the foregoing provisions) that is adverse to any Financing Source, the prior written consent of the adversely affected Financing Source shall be required before any such amendment, supplementation or modification may become effective. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any Ancillary Agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Notwithstanding anything to the contrary contained herein, this Section 10.05, Section 10.06, Section 10.09, Section 10.10 and Section 10.17 (and any other provision of this Agreement to the extent a waiver of such provision would modify the substance of the foregoing) may not be waived in a manner that is adverse to any Financing Source without the prior written consent of the adversely affected Financing Source and any purported waiver by any party hereto in a manner that does not comply with this Section 10.05 will be void.

10.06    Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement shall be construed to give any other Person any legal or equitable rights hereunder, except that (i) the D&O Indemnified Persons are express third party beneficiaries of Section 7.02, and (ii) the Financing Sources are express third party beneficiaries of Section 10.05, this Section 10.06, Section 10.09, Section 10.10 and Section 10.17. Except as provided in this Agreement, the rights and obligations of this Agreement may not be assigned by any party without the prior written consent of the other parties; provided that either Purchaser may, without the consent of any other party or parties, assign its rights or obligations hereunder to one or more Affiliates of such Purchaser or for collateral security purposes to any lender providing financing to such Purchaser; provided that no such assignment shall receive such Purchaser of its obligations hereunder. Any attempted assignment in violation of this Section 10.06 shall be null and void.
10.07    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail transmission of a ".pdf" or other similar data file shall be effective as delivery of a manually executed counterpart to this Agreement.
10.08    Disclosure Schedule. Any information set forth in one section of the Disclosure Schedule will be deemed to apply to another section of the Disclosure Schedule to the extent its relevance to such other section is reasonably apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto on, or the absence of, any Schedule relating to such other section of the Agreement). The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items not included, are or are not required to be disclosed, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not required to be disclosed (including whether such amounts or items are required to be disclosed as material) or that the amounts, or higher or lower amounts, or the items so included, or other items not included, are within or outside the ordinary course of business. No information set forth in the Disclosure Schedule will be deemed to broaden in any way the scope of the parties' representations and warranties. The information contained in the Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party to any third party of any matter whatsoever, including of any violation of Law or breach of any Contract.
10.09    Governing Law; Interpretation. This Agreement shall be interpreted and construed in accordance with the internal laws of the State of Delaware. Any and all Legal Proceedings arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction; provided, however, that in any Legal Proceeding brought against or involving any of the Financing Sources in accordance with Section 10.10, the foregoing shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state.
10.10    Forum Selection; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Any Legal Proceeding against either Purchaser, the Company or Seller, arising out of, relating to, or with respect to, this Agreement or the transactions contemplated hereby shall be brought exclusively in the state or federal courts located in New Castle County in the State of Delaware (the "Designated Courts"), and the parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Legal Proceeding. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in any Designated Court and hereby further irrevocably waives any claim that any such Legal Proceeding brought in the Designated Courts has been brought in an inconvenient forum. Each party agrees that service of any process, summons, notice or document sent in accordance with Section 10.10 shall be effective service of process in any such Legal Proceeding. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and irrevocably agree that it will not bring or support, or permit any of their Affiliates to bring or support, any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against or involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing, the Debt Commitment Letter or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court.
(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT (INCLUDING WITH RESPECT TO THE FINANCING, THE DEBT COMMITMENT LETTER OR THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED THEREBY) OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE AND THEIR RESPECTIVE AFFILIATES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.10(b). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
10.11    Specific Performance. Each of the parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms, that Purchasers, the Company and Seller would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at Law, a non-breaching party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The parties further agree that the Company shall be entitled to injunctive relief without the posting of any bond to prevent breaches of the IP APA by Purchaser1 and to specifically enforce the terms and provisions of the IP APA by Purchaser1 (including causing the closing thereunder to occur if the conditions to the obligations of Purchaser1 to consummate the transactions contemplated thereby have been satisfied). Each party further waives any defense that a remedy at Law would be adequate in any Legal Proceeding for specific performance or injunctive relief hereunder or under the IP APA.
10.12    Arm's Length Negotiations; Drafting. Each party represents and warrants to the other parties that before executing this Agreement, such party has fully informed itself of the terms, contents, conditions and effects of this Agreement, such party has relied solely and completely upon its own judgment in executing this Agreement and such party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm's length negotiations conducted by and among the parties and their respective counsel. This Agreement shall be deemed drafted jointly by the parties and nothing shall be construed against one party or another as the drafting party.
10.13    Time. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
10.14    Confidentiality; Publicity. Upon execution of this Agreement, Purchasers will issue a press release regarding this Agreement and the transactions contemplated hereby in the form attached hereto as Exhibit J. Except for the press release referenced in the preceding sentence and as otherwise required by Law or applicable requirements of any stock exchange, no press release or public announcement related to this Agreement or the transactions contemplated hereby or, prior to the Closing, any other announcement or communication (other than communications by the Company Entities, Purchasers or any of their respective officers, managers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Company Entities or Purchasers shall be issued or made without the joint approval of Purchasers and Seller, which approval shall not be unreasonably withheld or delayed, and the parties shall use reasonable efforts to agree upon the text of any such press release or public announcement prior to its release; provided that Seller and its Affiliates shall be entitled to communicate with their respective investors relating to this Agreement and the transactions contemplated hereby; provided, further, that no party shall be required to mention or otherwise use the name of another party or its Affiliates (other than the Company Entities) in such press release or public announcement and such omission shall not be used as a basis for withholding approval of such press release or public announcement. Notwithstanding the foregoing, each party may make announcements and communications regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any previously issued press release or public announcement to such party's employees, customers, suppliers and other interested parties without the consent of the other parties.
10.15    Company Representation. Each Purchaser, for itself and on behalf of its directors, equityholders, members, partners, officers, employees and Affiliates, and the Company, for itself and on behalf of the other Company Entities and its and their respective directors, equityholders, members, partners, officers, employees and Affiliates, hereby agree that, in the event that a dispute arises after the Closing between either Purchaser, any Company Entity or any of their Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, in any matter involving this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby, Kirkland & Ellis LLP may represent Seller or such Affiliate in such dispute, even though the interests of Seller or such Affiliate may be directly adverse to Purchasers, the Company Entities and/or their Affiliates and even though Kirkland & Ellis LLP may have represented the Company Entities in a matter substantially related to such dispute. Each Purchaser, for itself and on behalf of its directors, equityholders, members, partners, officers, employees and Affiliates, and the Company, for itself and on behalf of the other Company Entities and its and their respective directors, equityholders, members, partners, officers, employees and Affiliates, further agree that, as to all communications prior to the Closing among Kirkland & Ellis LLP, Seller and the Company Entities that relate to the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to Seller and shall not pass to or be claimed by either Purchaser or any Company Entity. Notwithstanding the foregoing, in the event that a dispute arises between either Purchaser or any Company Entity and a third party (other than Seller or Insignia Capital Group, LP or any of its Affiliates (other than “portfolio companies” of Insignia Capital Group, LP), officers, directors or employees) after the Closing, the Company Entities may assert the attorney-client privilege to prevent disclosure of confidential communications by Kirkland & Ellis LLP to such third party; provided, however, that no Company Entity may waive such privilege without the prior written consent of Seller.
10.16    Acknowledgements.
(a)    Each Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that: (i) the representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV constitute the sole and exclusive representations and warranties made to Purchasers and their Affiliates or any other Person with respect to the Company Entities, Seller and their respective Affiliates in connection with the transactions contemplated hereby; (ii) except for the representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV, none of the Company Entities, Seller or any of their respective Affiliates, nor any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company Entities, Seller and their respective Affiliates in connection with the transactions contemplated hereby and that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by the Company Entities, Seller and their respective Affiliates and shall not form the basis of any claim against the Company Entities, Seller, any of their respective Affiliates or any other Person; and (iii) in connection with the transactions contemplated hereby, such Purchaser and its Affiliates are relying solely upon the representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV and are not relying, and have not relied, upon any information other than the representations and warranties of the Company set forth in Article III and the representations and warranties of Seller set forth in Article IV, including any information relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company Entities, including with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, or future results of operations, or any other information, document or material provided to or made available to Purchasers, their Affiliates or Representatives or Purchaser's lenders or other financing sources or their respective Affiliates or Representatives, in each case, whether in the Data Room, information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of the Company Entities or Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. In connection with Purchasers' and their Affiliates' investigation of the Company Entities, Purchasers and their Affiliates have received certain projections, including projected statements of operating revenues and income from operations of the Company Entities, and certain business plan information. Each Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that such Purchaser and its Affiliates are familiar with such uncertainties and that such Purchaser and its Affiliates are taking responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.
(b)    Seller, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that: (i) the representations and warranties of Purchasers set forth in Article V constitute the sole and exclusive representations and warranties made to Seller and its Affiliates or any other Person with respect to Purchasers and their respective Affiliates in connection with the transactions contemplated hereby; (ii) except for the representations and warranties of Purchasers set forth in Article V, neither Purchaser nor any of their respective Affiliates, nor any other Person makes, or has made, any other express or implied representation or warranty with respect to Purchasers and their respective Affiliates in connection with the transactions contemplated hereby and that any other representations and warranties of any kind or nature, express or implied, are specifically disclaimed by Purchasers and their respective Affiliates and shall not form the basis of any claim against Purchasers or any of their respective Affiliates or any other Person; and (iii) in connection with the transactions contemplated hereby, Seller and its Affiliates are relying solely upon the representations and warranties of Purchasers set forth in Article V and are not relying, and have not relied, upon any information other than the representations and warranties of Purchasers set forth in Article V.
10.17    Non-Recourse Parties. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or any Ancillary Agreement, or the negotiation, execution or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in or in connection with this Agreement or any Ancillary Agreement or as an inducement to enter into this Agreement or any Ancillary Agreement), may be made only against the entities that are identified as parties hereto and thereto, as applicable. No Person who is not a named party to this Agreement or any Ancillary Agreement, including any past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement or any Ancillary Agreement or any Financing Source ("Non-party Affiliates"), shall have any Liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose Liability of an entity party against its owners or Affiliates) for any Liabilities arising under, in connection with or related to this Agreement, any Ancillary Agreement or the Financing (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement, any Ancillary Agreement or the Financing (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such Liabilities, claims and obligations against any such Non-party Affiliates. Notwithstanding anything to the contrary herein, none of the Financing Sources will have any liability to the Company, Seller or their Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company, Seller nor any of their Affiliates will have any rights or claims against any of the Financing Sources hereunder or thereunder. Non-party Affiliates are intended as third party beneficiaries of this Section 10.17.
* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first above written.
COMPANY
TRUCO HOLDCO INC.
By:    /s/ Shane Chambers
Name:    Shane Chambers
Its:    Chief Executive Officer

SELLER
TRUCO HOLDINGS LLC
By:    /s/ David Lowe
Name:    David Lowe
Its:    Chairman

PURCHASER1
UTZ QUALITY FOODS, LLC
By:    /s/ Dylan B. Lissette
Name:    Dylan B. Lissette
Its:    Chief Executive Officer

PURCHASER2
HERON HOLDING CORPORATION
By:    /s/ Dylan B. Lissette
Name:    Dylan B. Lissette
Its:    President & Chief Executive Officer

Signature Page to Stock Purchase Agreement

Exhibit A
IP APA
See attached.

Exhibit B
Form of Management Services Termination Agreement
See attached.

Exhibit C
Form of Non-Solicit Agreement
See attached.

Exhibit D
Form of Escrow Agreement
See attached.

Exhibit E
Form of FIRPTA Certificate
See attached.

Exhibit F-1
Form of Seller Bring-Down Certificate
See attached.

Exhibit F-2
Form of Company Bring-Down Certificate
See attached.

Exhibit G
Form of Purchasers Bring-Down Certificate
See attached.

Exhibit H
Applicable Accounting Principles
See attached.

Exhibit I
Net Working Capital
See attached.

Exhibit J
Form of Press Release
See attached.